                                             As Filed Pursuant to Rule 424(b)(2)
                                             Registration No. 333-102206


PROSPECTUS SUPPLEMENT

(to prospectus dated January 29, 2003)

                                 $1,500,000,000

                                [CITIGROUP LOGO]

                          FLOATING RATE NOTES DUE 2006
                            ------------------------
     The notes offered by this prospectus supplement will mature on March 20, 2006. The notes will bear interest at a floating rate equal to three-month LIBOR plus 0.125%. Interest on the notes is payable quarterly on the twentieth day of March, June, September and December of each year, beginning June 20, 2003. The notes may not be redeemed prior to maturity, unless changes involving United States taxation occur which could require Citigroup to pay additional amounts as described under "Description of Notes."

     The notes are being offered globally for sale in the United States, Europe, Asia and elsewhere where it is lawful to make such offers. Application has been made to list the notes on the Luxembourg Stock Exchange.

     Neither the Securities and Exchange Commission nor any state securities or insurance commission nor the Luxembourg Stock Exchange has approved or disapproved of these notes or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
                            ------------------------

                                                              PER NOTE        TOTAL
                                                              --------    --------------
Public Offering Price.......................................  100.000%    $1,500,000,000
Underwriting Discount.......................................     .200%    $    3,000,000
Proceeds to Citigroup (before expenses).....................   99.800%    $1,497,000,000

     Interest on the notes will accrue from March 20, 2003 to the date of delivery. Net proceeds to Citigroup (after expenses) are expected to be approximately $1,496,825,000.
                            ------------------------
     The underwriters are offering the notes subject to various conditions. The underwriters expect that the notes will be ready for delivery in book-entry form only through The Depository Trust Company, Clearstream or the Euroclear System on or about March 20, 2003.

     The notes are not deposits or savings accounts but are unsecured debt obligations of Citigroup and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality.
                            ------------------------
                              SALOMON SMITH BARNEY

BANC ONE CAPITAL MARKETS, INC.
                              BEAR, STEARNS & CO. INC.
                                                     MERRILL LYNCH & CO.

BLAYLOCK & PARTNERS, L.P.                            ORMES CAPITAL MARKETS, INC.
RBC CAPITAL MARKETS                                   SUNTRUST ROBINSON HUMPHREY
UTENDAHL CAPITAL PARTNERS, L.P.                              WACHOVIA SECURITIES
March 12, 2003

                               TABLE OF CONTENTS

                                                                PAGE
                                                                ----
  PROSPECTUS SUPPLEMENT
  The Company.................................................   S-4
  Selected Historical Financial Data..........................   S-4
  Capitalization..............................................   S-5
  Ratio of Income to Fixed Charges and Ratio of Income to
    Combined Fixed Charges Including Preferred Stock
    Dividends.................................................   S-6
  Use of Proceeds.............................................   S-6
  Description of Notes........................................   S-7
  United States Tax Documentation Requirements for Non-United
    States Persons............................................  S-18
  United States Federal Income Tax Considerations for
    Non-United States Holders.................................  S-19
  Underwriting................................................  S-21
  Directors and Executive Officers of Citigroup Inc...........  S-23
  Legal Opinions..............................................  S-24
  General Information.........................................  S-24
  PROSPECTUS
  Prospectus Summary..........................................     1
  Forward-Looking Statements..................................     6
  Citigroup Inc...............................................     7
  Use of Proceeds and Hedging.................................     8
  European Monetary Union.....................................     9
  Description of Debt Securities..............................    10
  Description of Index Warrants...............................    17
  Description of Capital Stock................................    20
  Description of Preferred Stock..............................    22
  Description of Depositary Shares............................    25
  Book-Entry Procedures and Settlement........................    28
  Plan of Distribution........................................    30
  ERISA Considerations........................................    32
  Legal Matters...............................................    33
  Experts.....................................................    33

                            ------------------------

     You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. Citigroup has not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Citigroup is not making an offer to sell the notes in any jurisdiction where their offer and sale is not permitted. You should assume that the information appearing in this prospectus supplement and the accompanying prospectus, as well as information Citigroup previously filed with the Securities and Exchange Commission and incorporated by reference, is accurate only as of the date of the applicable document.
                            ------------------------

     This prospectus supplement and the accompanying prospectus include information provided in order to comply with the rules governing the listing of securities on the Luxembourg Stock Exchange. Citigroup is responsible for the accuracy of the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. Citigroup confirms, after reasonable inquiry, that to the best of its knowledge and belief it has not omitted any other fact that would make any statement contained or incorporated by reference in this prospectus supplement misleading in any material respect.

     THE LUXEMBOURG STOCK EXCHANGE TAKES NO RESPONSIBILITY FOR THE CONTENTS OF THIS DOCUMENT, MAKES NO REPRESENTATION AS TO ITS ACCURACY OR COMPLETENESS AND EXPRESSLY DISCLAIMS ANY LIABILITY WHATSOEVER FOR ANY LOSS HOWSOEVER ARISING FROM OR IN RELIANCE UPON THE WHOLE OR ANY PART OF THE CONTENTS OF THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS.

     The distribution or possession of this prospectus and prospectus supplement in or from certain jurisdictions may be restricted by law. Persons into whose possession this prospectus and prospectus supplement come are required by Citigroup and the underwriters to inform themselves about, and to observe any such restrictions, and neither Citigroup nor any of the underwriters accepts any liability in relation thereto.

     This document is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2001 (the "Order") or (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within
Article 49(2) of the Order (all such persons together being referred to as "relevant persons"). The notes are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such notes will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

     In connection with this issue, Salomon Smith Barney Inc. may over-allot or effect transactions with a view to supporting the market price of the notes at a higher level than that which might otherwise prevail for a limited period after the issue date. However, there may be no obligation on Salomon Smith Barney Inc. to do this. Such stabilizing, if commenced, may be discontinued at any time, and must be brought to an end after a limited period.

     This prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted or where the person making the offer or sale is not qualified to do so or to any person to whom it is not permitted to make such offer or sale. See "Underwriting."

     References in this prospectus supplement to "dollars," "$" and "U.S. $" are to United States dollars.

                                  THE COMPANY

     Citigroup Inc. is a diversified global financial services holding company whose businesses provide a broad range of financial services to consumer and corporate customers with 200 million customer accounts in over 100 countries and territories. Citigroup's business is conducted through more than 3,500 subsidiaries and affiliates. Citigroup's activities are conducted through Global Consumer, Global Corporate and Investment Bank, Private Client Services, Global Investment Management, and Proprietary Investment Activities. Citigroup's principal subsidiaries are Citibank, N.A., Associates First Capital Corporation, Salomon Smith Barney Inc., Grupo Financiero Banamex, S.A. de C.V. and The Travelers Insurance Company, each of which is a wholly owned, indirect subsidiary of Citigroup. Citigroup was incorporated in 1988 under the laws of the State of Delaware as a corporation with perpetual duration.

     The principal office of Citigroup is located at 399 Park Avenue, New York, New York 10043, and its telephone number is (212) 559-1000.

                       SELECTED HISTORICAL FINANCIAL DATA

     We are providing or incorporating by reference in this prospectus supplement selected historical financial information of Citigroup. On August 6, 2001, Citicorp completed its acquisition of Grupo Financiero Banamex -- Accival ("Banamex"), which was accounted for as a purchase. The results of Banamex are included from August 2001 forward. In addition, effective August 20, 2002, Citigroup completed a distribution to its stockholders of a majority of its ownership interest in Travelers Property Casualty Corp. ("TPC"). Following the August 2002 distribution, TPC was presented in Citigroup's financial statements as a discontinued operation. The income statement data set forth below for all periods prior to the August 2002 distribution have been conformed to reflect this change. On November 6, 2002, Citigroup completed its acquisition of Golden State Bancorp ("GSB"), which was accounted for as a purchase. The results of GSB are included from November 2002 forward. We derived this information from the consolidated financial statements of Citigroup for each of the periods presented. The information is only a summary and should be read together with the financial information incorporated by reference in this prospectus supplement and the accompanying prospectus, copies of which can be obtained free of charge. See "Where You Can Find More Information" on page 5 of the accompanying prospectus.

     In addition, you may receive copies of all of Citigroup's filings with the SEC that are incorporated by reference in this prospectus supplement and the accompanying prospectus free of charge at the office of Citigroup's listing agent, Dexia Banque Internationale a Luxembourg, located at 69, route d'Esch, L-2953 Luxembourg.

     The consolidated audited annual financial statements of Citigroup for the fiscal years ended December 31, 2002 and 2001 are incorporated herein by reference. These statements are obtainable free of charge at the office of Citigroup's listing agent, at the address set forth in the preceding paragraph.

                                                              AT OR FOR THE YEAR ENDED DECEMBER 31,
                                                     --------------------------------------------------------
                                                        2002         2001        2000       1999       1998
                                                     ----------   ----------   --------   --------   --------
                                                         (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
INCOME STATEMENT DATA:

  Total revenues, net of interest expense..........  $   71,308   $   67,367   $ 63,572   $ 54,809   $ 44,964
  Income from continuing operations................      13,448       13,229     12,231     10,193      5,846
  Net income.......................................      15,276       14,126     13,519     11,243      6,950
  Dividends declared per common share(1)...........       0.700        0.600      0.520      0.405      0.277
BALANCE SHEET DATA:
  Total assets.....................................  $1,097,190   $1,051,450   $902,210   $795,584   $740,336
  Total deposits...................................     430,895      374,525    300,586    261,573    229,413
  Long-term debt...................................     126,927      121,631    111,778     88,481     86,250
  Total stockholders' equity.......................      86,718       81,247     66,206     58,290     51,035

---------------
(1) Amounts represent Citigroup's historical dividends per common share and have been adjusted to reflect stock splits.

                                 CAPITALIZATION

     The following table sets forth the consolidated capitalization of Citigroup at December 31, 2002 and as adjusted to give effect to the issuance and sale of the notes and the assumed application of the proceeds therefrom to the repayment of short-term borrowings. No other change in the consolidated capitalization of Citigroup since December 31, 2002 is reflected in the table. The information is only a summary and should be read together with the financial information incorporated by reference in this prospectus supplement and the accompanying prospectus and which can be obtained free of charge. See "Where You Can Find More Information" on page 5 of the accompanying prospectus.

     As of the date of this prospectus supplement, there has been no material change in the consolidated capitalization of Citigroup since December 31, 2002 except as described herein and in the footnotes to the table below.

                                                                   AT DECEMBER 31, 2002
                                                                --------------------------
                                                                OUTSTANDING    AS ADJUSTED
                                                                -----------    -----------
                                                                  (DOLLARS IN MILLIONS)
Debt:
  Investment banking and brokerage borrowings...............     $ 21,353       $ 21,353
  Short-term borrowings.....................................       30,629         29,129
  Long-term debt............................................      126,927        128,427
                                                                 --------       --------
     Total debt(1)..........................................      178,909        178,909
                                                                 --------       --------
Company or subsidiary obligated mandatorily redeemable
  securities of subsidiary trusts holding solely junior
  subordinated debt securities of(2) --
  Company...................................................        4,657          4,657
  Subsidiaries..............................................        1,495          1,495
Stockholders' equity:
  Preferred stock at aggregate liquidation value(3).........        1,400          1,400
  Common stock and additional paid-in capital (net of
     treasury stock)(4).....................................        5,799          5,799
  Retained earnings.........................................       81,403         81,403
  Accumulated other changes in equity from nonowner
     sources................................................         (193)          (193)
  Unearned compensation.....................................       (1,691)        (1,691)
                                                                 --------       --------
     Total stockholders' equity.............................       86,718         86,718
                                                                 --------       --------
  Total capitalization......................................     $265,627       $265,627
                                                                 ========       ========

----------------

(1) Does not reflect the issuance by Citigroup (a) on January 31, 2003 of $2,000,000,000 of its 3.50% senior notes, (b) on February 7, 2003 of $2,000,000,000 of its floating rate senior notes and (c) on February 19, 2003 of $1,000,000,000 of its 5.875% subordinated notes.

(2) Does not reflect (a) the issuance by Citigroup on February 13, 2003 of $1,100,000,000 of its 6.00% trust preferred securities, (b) the redemption by Citigroup on March 3, 2003 of $200,000,000 of its 6.850% trust preferred securities and (c) the redemption by a subsidiary on March 3, 2003 of $400,000,000 of its 7.200% trust preferred securities.

(3) Preferred stock, par value U.S. $1.00 per share, 30 million shares authorized, outstanding: 5,100,000 shares with a liquidation value of U.S. $250; and 250,000 shares with a liquidation value of U.S. $500. Does not reflect the redemption by Citigroup on March 3, 2003 of $175,000,000 of its Series Q adjustable rate cumulative preferred stock and $100,000,000 of its Series R adjustable rate cumulative preferred stock. See "Description of Preferred Stock" and "Description of Capital Stock -- Preferred Stock" in the accompanying prospectus.

(4) Common stock, par value U.S. $0.01 per share, 15 billion shares authorized, 5,140,681,623 shares outstanding at December 31, 2002. See "Description of Capital Stock" in the accompanying prospectus.

                      RATIO OF INCOME TO FIXED CHARGES AND
                   RATIO OF INCOME TO COMBINED FIXED CHARGES
                      INCLUDING PREFERRED STOCK DIVIDENDS

     The following table shows (1) the consolidated ratio of income to fixed charges and (2) the consolidated ratio of income to combined fixed charges including preferred stock dividends of Citigroup for each of the five most recent fiscal years. These ratios have been conformed to reflect the presentation of TPC as a discontinued operation, as described under "Selected Historical Financial Data" above.

                                                                  YEAR ENDED DECEMBER 31,
                                                              --------------------------------
                                                              2002   2001   2000   1999   1998
                                                              ----   ----   ----   ----   ----
Ratio of income to fixed charges (excluding interest on
  deposits).................................................  2.57   2.00   1.82   1.90   1.48
Ratio of income to fixed charges (including interest on
  deposits).................................................  1.95   1.64   1.52   1.56   1.30
Ratio of income to combined fixed charges including
  preferred stock dividends (excluding interest on
  deposits).................................................  2.54   1.98   1.81   1.88   1.45
Ratio of income to combined fixed charges including
  preferred stock dividends (including interest on
  deposits).................................................  1.94   1.63   1.52   1.55   1.29

                                USE OF PROCEEDS

     Citigroup will use the net proceeds it receives from the sale of the notes for general corporate purposes, which may include (1) capital contributions to subsidiaries of Citigroup and/or (2) the reduction or refinancing of borrowings of Citigroup or its subsidiaries. Citigroup expects to incur additional indebtedness in the future.

                              DESCRIPTION OF NOTES

     The following description of the particular terms of the notes supplements the description of the general terms set forth in the accompanying prospectus. It is important for you to consider the information contained in the accompanying prospectus and this prospectus supplement before making your decision to invest in the notes. If any specific information regarding the notes in this prospectus supplement is inconsistent with the more general terms of the notes described in the prospectus, you should rely on the information contained in this prospectus supplement.

GENERAL

     The notes offered by this prospectus supplement are a series of senior debt securities issued under Citigroup's senior debt indenture. The notes will initially be limited to an aggregate principal amount of $1,500,000,000. The notes will be issued only in fully registered form without coupons, in denominations of $1,000 and whole multiples of $1,000. All the notes are unsecured obligations of Citigroup and will rank equally with all other unsecured senior indebtedness of Citigroup, whether currently existing or hereinafter created.

     As of the date of this prospectus supplement, Citigroup may offer an aggregate principal amount of $11,846,150,000 of additional debt securities under the registration statement of which this prospectus supplement and the accompanying prospectus form a part. Citigroup may, without notice to or consent of the holders or beneficial owners of the notes, issue additional notes having the same ranking, interest rate, maturity and other terms as the notes. Any such additional notes issued could be considered part of the same series of notes under the indenture as the notes.

     The notes are not redeemable prior to maturity, except upon the occurrence of the tax events described below. See "-- Redemption for Tax Purposes." The redemption price for the notes will be 100% of the principal amount thereof plus accrued interest to the date of the redemption. The notes are not subject to any sinking fund.

     The issue date for the notes is March 20, 2003. The notes will bear interest at a floating rate. The interest rate for each interest period will be a per annum rate equal to three-month LIBOR plus 0.125%, starting on March 20, 2003 and ending on their maturity date, which is March 20, 2006. Interest on the notes will be payable quarterly on the twentieth day of March, June, September and December of each year, starting on June 20, 2003. An interest period is the period commencing on an interest payment date and ending on the day preceding the next following interest payment date; the first interest period is March 20, 2003 through June 19, 2003. The interest rate for the first interest period and for subsequent interest periods will be determined as described in "-- Interest Rate Determination" below. All payments of interest on the notes will be made to the persons in whose names the notes are registered at the close of business on the Business Day preceding the interest payment date.

     Payments of principal and interest on the notes issued in book-entry form will be made as described below under "-- Book-Entry Notes." Payments of principal and interest on notes issued in definitive form, if any, will be made as described below under "-- Definitive Notes and Paying Agents."

     The notes are subject to the defeasance provisions explained in the accompanying prospectus under "Description of Debt Securities -- Defeasance."

     If an interest payment date falls on a day that is not a Business Day, such interest payment date will be the next succeeding Business Day. If the maturity date of the notes falls on a day that is not a Business Day, the payment due on the maturity date will be postponed to the next succeeding Business Day, and no further interest will accrue in respect of such postponement. For these purposes, "Business Day" means any day which is a day on which commercial banks settle payments and are open for general business in New York City.

     If a date for payment of interest or principal on the notes falls on a day that is not a business day in the place of payment, such payment will be made on the next succeeding business day in such place of payment as if made on the date the payment was due. No interest will accrue on any amounts payable for the period from and after the due date for payment of such principal or interest.

INTEREST RATE DETERMINATION

     The notes will bear interest for each interest period at a rate determined by Citibank, N.A., acting as calculation agent. The interest rate on the notes for a particular interest period will be a per annum rate equal to LIBOR as determined on the interest determination date plus 0.125%. The interest determination date for an interest period will be the second London business day preceding such interest period. The interest determination date for the first interest period is March 18, 2003. Promptly upon determination, the calculation agent will inform the trustee and Citigroup of the interest rate for the next interest period. Absent manifest error, the determination of the interest rate by the calculation agent shall be binding and conclusive on the holders of notes, the trustee and Citigroup.

     A London business day is a day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

     On any interest determination date, LIBOR will be equal to the offered rate for deposits in U.S. dollars having an index maturity of three months, in amounts of at least $1,000,000, as such rate appears on Telerate Page 3750 at approximately 11:00 a.m., London time, on such interest determination date. If Telerate Page 3750 is replaced by another service or ceases to exist, the calculation agent will use the replacing service or such other service that may be nominated by the British Bankers' Association for the purpose of displaying London interbank offered rates for U.S. dollar deposits.

     If no offered rate appears on Telerate Page 3750 on an interest determination date at approximately 11:00 a.m., London time, then the calculation agent (after consultation with Citigroup) will select four major banks in the London interbank market and shall request each of their principal London offices to provide a quotation of the rate at which three-month deposits in U.S. dollars in amounts of at least $1,000,000 are offered by it to prime banks in the London interbank market, on that date and at that time, that is representative of single transactions at that time. If at least two quotations are provided, LIBOR will be the arithmetic average of the quotations provided. Otherwise, the calculation agent will select three major banks in New York City and shall request each of them to provide a quotation of the rate offered by them at approximately 11:00 a.m., New York City time, on the interest determination date for loans in U.S. dollars to leading European banks having an index maturity of three months for the applicable interest period in an amount of at least $1,000,000 that is representative of single transactions at that time. If three quotations are provided, LIBOR will be the arithmetic average of the quotations provided. Otherwise, the rate of LIBOR for the next interest period will be set equal to the rate of LIBOR for the then current interest period.

     The Luxembourg Stock Exchange shall be notified of the interest rate, the amount of the interest payment and the interest payment date for a particular interest period not later than the first day of such interest period. Upon request from any noteholder, the calculation agent will provide the interest rate in effect on the notes for the current interest period and, if it has been determined, the interest rate to be in effect for the next interest period.

     Interest on the notes will be calculated on the basis of the actual number of days in an interest period and a 360-day year. Dollar amounts resulting from such calculation will be rounded to the nearest cent, with one-half cent being rounded upward.

BOOK-ENTRY NOTES

  BOOK-ENTRY NOTES; THE DEPOSITORY TRUST COMPANY

     Except under the limited circumstances described below, all notes will be book-entry notes. This means that the actual purchasers of the notes will not be entitled to have the notes registered in their names and will not be entitled to receive physical delivery of the notes in definitive (paper) form. Instead, upon issuance, all the notes will be represented by one or more fully registered global notes.

     Each global note will be deposited with The Depository Trust Company, a securities depositary, and will be registered in the name of DTC's nominee, Cede & Co. No global note representing book-entry notes may be transferred except as a whole by DTC to a nominee of DTC, or by a nominee of DTC to another nominee of DTC. Thus, DTC will be the only registered holder of the notes and will be considered the sole representative of the beneficial owners of the notes for purposes of the indenture.

     The registration of the global notes in the name of Cede & Co. will not affect beneficial ownership and is performed merely to facilitate subsequent transfers. The book-entry system, which is also the system through which most publicly traded common stock is held in the United States, is used because it eliminates the need for physical movement of securities certificates. The laws of some jurisdictions, however, may require some purchasers to take physical delivery of their notes in definitive form. These laws may impair the ability of holders to transfer book-entry notes.

     Purchasers of notes may hold interests in the global notes only through DTC, if they are participants in such system. Purchasers may also hold interests indirectly through securities intermediaries -- such as banks, brokerage houses and other institutions that maintain securities accounts for customers -- that have accounts with DTC or its nominee ("participants"). Purchasers of notes can hold interests in the global notes only through Clearstream International, or through Euroclear Bank S.A./N.V., as operator of the Euroclear System, if they are participants in these systems or indirectly through organizations that are participants in these systems.

     Because DTC will be the only registered owner of the global notes, Clearstream and Euroclear will hold positions through their respective U.S. depositaries, which in turn will hold positions on the books of DTC. Citibank, N.A. will act as U.S. depositary for Clearstream, and JP Morgan Chase Bank will act as U.S. depositary for Euroclear. For information on how accounts of ownership of notes held through DTC are recorded, please refer to "Book-Entry Procedures and Settlement" beginning on page 28 of the accompanying prospectus.

     Citigroup, the trustee and all of their agents will not be liable for the accuracy of, or responsible for maintaining, supervising or reviewing, DTC's records or any participant's records relating to book-entry notes. Citigroup, the trustee and all of their agents also will not be responsible or liable for payments made on account of the book-entry notes.

     In this prospectus supplement, unless and until definitive (paper) notes are issued to the beneficial owners as described below, all references to "holders" of notes shall mean DTC. Citigroup, the trustee and any paying agent, transfer agent or registrar may treat DTC as the absolute owner of the notes for all purposes.

     Citigroup will make all distributions of principal and interest on their notes to DTC. Citigroup will send all required reports and notices solely to DTC as long as DTC is the registered holder of the notes. All required notices will be published as described under "-- Notices" below. DTC and its participants are generally required by law to receive and transmit all distributions, notices and directions from Citigroup and the trustee to the beneficial owners through a chain of intermediaries. Purchasers of the notes will not receive written confirmation from DTC of their purchases. However, beneficial owners of book-entry notes are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the participants or indirect participants through which they entered into the transaction.

     Similarly, Citigroup and the trustee will accept notices and directions solely from DTC. Therefore, in order to exercise any rights of a holder of notes under the indenture, each person owning a beneficial interest in the notes must rely on the procedures of DTC and, in some cases, Clearstream or Euroclear. If the beneficial owner is not a participant in the applicable system, then it must rely on the procedures of the participant through which that person owns its interest. DTC has advised Citigroup that it will take actions under the indenture only at the direction of its participants, which in turn will act only at the direction of the beneficial owners. Some of these actions, however, may conflict with actions DTC takes at the direction of other participants and beneficial owners.

     Notices and other communications by DTC to participants, by participants to indirect participants, and by participants and indirect participants to beneficial owners will be governed by arrangements among them.

     Book-entry notes may be more difficult to pledge because of the lack of a physical note. Beneficial owners may experience delays in receiving distributions on their notes since distributions will initially be made to DTC and must then be transferred through the chain of intermediaries to the beneficial owner's account.

     For background information on DTC, please refer to "Book-Entry Procedures and Settlement" beginning on page 28 of the accompanying prospectus.

Clearstream

     Clearstream International was incorporated as a limited liability company under Luxembourg law.

     Clearstream holds securities for its customers and facilitates the clearance and settlement of securities transactions between Clearstream customers through electronic book-entry changes in accounts of Clearstream customers, thus eliminating the need for physical movement of certificates. Clearstream provides to its customers, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in a number of countries. Clearstream has established an electronic bridge with Euroclear Bank S.A./ N.V., the operator of the Euroclear System, to facilitate settlement of trades between Clearstream and Euroclear.

     As a registered bank in Luxembourg, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector. Clearstream customers are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies and clearing corporations. In the United States, Clearstream customers are limited to securities brokers and dealers and banks. Clearstream customers may include the underwriters. Other institutions that maintain a custodial relationship with a Clearstream customer may obtain indirect access to Clearstream. Clearstream is an indirect participant in DTC.

     Distributions with respect to the notes held beneficially through Clearstream will be credited to cash accounts of Clearstream customers in accordance with its rules and procedures, to the extent received by Clearstream.

The Euroclear System

     The Euroclear System was created in 1968 to hold securities for participants of the Euroclear System and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thus eliminating the need for physical movement of certificates and risk from lack of simultaneous transfers of securities and cash. Transactions may now be settled in many currencies, including United States dollars and Euros. The Euroclear System provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries generally similar to the arrangements for cross-market transfers with DTC described below.

     The Euroclear System is operated by Euroclear Bank S.A./N.V. (the "Euroclear Operator"), under contract with Euroclear Clearance System, S.C., a Belgian cooperative corporation (the "Cooperative"). The Euroclear Operator conducts all operations, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for the Euroclear System on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to the Euroclear System is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly. Euroclear is an indirect participant in DTC.

     The Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System and applicable Belgian law govern securities clearance accounts and cash accounts with the Euroclear Operator. Specifically, these terms and conditions govern:

     - transfers of securities and cash within the Euroclear System;

     - withdrawal of securities and cash from the Euroclear System and

     - receipts of payments with respect to securities in the Euroclear System.

     All securities in the Euroclear System are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the terms and conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding securities through Euroclear participants.

     Distributions with respect to notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear participants in accordance with the Euroclear Terms and Conditions, to the extent received by the Euroclear Operator and by Euroclear.

     The foregoing information about DTC, Clearstream and Euroclear has been provided by each of them for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

     Global Clearance and Settlement Procedures

     Initial settlement for the notes will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way, in accordance with DTC's rules, and will be settled in immediately available funds using DTC's same-day funds settlement system. Secondary market trading between Clearstream participants and/or Euroclear participants will occur in the ordinary way, in accordance with the applicable rules and operating procedures of Clearstream and Euroclear, and will be settled using the procedures applicable to conventional eurobonds in immediate available funds.

     Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream or Euroclear participants, on the other, will be effected through DTC, in accordance with DTC's rules, on behalf of the relevant European international clearing system by the U.S. depositaries. However, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in this system in accordance with its rules and procedures and within its established deadlines, European time. The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream participants and Euroclear participants may not deliver instructions directly to DTC.

     Because of time-zone differences, credits of notes received in Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and will be credited the business day following the DTC settlement date. These credits or any transactions in such notes settled during such processing will be reported to the relevant Euroclear or Clearstream participants on that business day. Cash received in Clearstream or Euroclear as a result of sales of notes by or through a Clearstream participant or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date, but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

     Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of notes among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform these procedures, and these procedures may be discontinued at any time.

    Distributions on Book-Entry Notes

     Citigroup will make all distributions of principal and interest on book-entry notes to DTC. Upon receipt of any payment of principal or interest, DTC will immediately credit the accounts of its participants on its book-entry registration and transfer system. DTC will credit those accounts in proportion to the participants' respective beneficial interests in the principal amount of the global note as shown on the records of DTC. Payments by participants to beneficial owners of book-entry notes will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of those participants.

     Distributions on book-entry notes held beneficially through Clearstream will be credited to Clearstream participants, in accordance with Clearstream's rules and procedures, to the extent received by its U.S. depositary.

     Distributions on book-entry notes held beneficially through Euroclear will be credited to Euroclear participants, in accordance with the Euroclear Terms and Conditions, to the extent received by its U.S. depositary.

DEFINITIVE NOTES AND PAYING AGENTS

     If any of the events described under "Book-Entry Procedures and Settlement" on page 28 of the accompanying prospectus occurs, then the beneficial owners will be notified through the chain of intermediaries that definitive notes are available and notice will be published as described below under "-- Notices". Beneficial owners of book-entry notes will then be entitled (1) to receive physical delivery in certificated form of definitive notes equal in principal amount to their beneficial interest and (2) to have the definitive notes registered in their names. The definitive notes will be issued in denominations of $1,000 and whole multiples of $1,000 in excess of that amount. Definitive notes will be registered in the name or names of the person or persons DTC specifies in a written instruction to the registrar of the notes. DTC may base its written instruction upon directions it receives from its participants. Thereafter, the holders of the definitive notes will be recognized as the "holders" of the notes under the indenture.

     The indenture provides for the replacement of a mutilated, lost, stolen or destroyed definitive note, so long as the applicant furnishes to Citigroup and the trustee such security or indemnity and such evidence of ownership as they may require.

     In the event definitive notes are issued, the holders of definitive notes will be able to receive payments of principal and interest on their notes at the office of Citigroup's paying agent maintained in the Borough of Manhattan and, if the definitive notes are listed on the Luxembourg Stock Exchange, at the offices of the paying agent in Luxembourg. Payment of principal of a definitive note may be made only against surrender of the note to one of Citigroup's paying agents. Citigroup also has the option of making payments of interest by mailing checks to the registered holders of the notes.

     Citigroup's paying agent in the Borough of Manhattan is currently the corporate trust office of Citibank, N.A., located at 111 Wall Street, 14th Floor, New York, New York. Citigroup's paying agent and transfer agent in Luxembourg is Dexia Banque Internationale a Luxembourg S.A., currently located at 69, route d'Esch, L-2953 Luxembourg. As long as the notes are listed on the Luxembourg Stock Exchange, Citigroup will maintain a paying agent and transfer agent in Luxembourg. Any change in the Luxembourg paying agent and transfer agent will be published in London and Luxembourg. See "-- Notices."

     In the event definitive notes are issued, the holders of definitive notes will be able to transfer their notes, in whole or in part, by surrendering the notes for registration of transfer at the office of Citibank, N.A., listed above and, so long as definitive notes are listed on the Luxembourg Stock Exchange, at the offices of the transfer agent in Luxembourg, duly endorsed by or accompanied by a written instrument of transfer in form satisfactory to Citigroup and the securities registrar. A form of such instrument of transfer will be obtainable at the offices of Citibank, N.A. and the Luxembourg transfer agent. Upon surrender,

Citigroup will execute, and the trustee will authenticate and deliver, new notes to the designated transferee in the amount being transferred, and a new note for any amount not being transferred will be issued to the transferor. Such new notes will be delivered free of charge at the offices of Citibank, N.A. or the Luxembourg transfer agent, as requested by the owner of such new notes. Citigroup will not charge any fee for the registration of transfer or exchange, except that it may require the payment of a sum sufficient to cover any applicable tax or other governmental charge payable in connection with the transfer.

NOTICES

     Notices to holders of the notes will be made by first class mail, postage prepaid, to the addresses that appear on the register of Citigroup. So long as the notes are listed on the Luxembourg Stock Exchange, notices will also be made by publication in an authorized newspaper in Luxembourg, which is expected to be the Luxemburger Wort. Any notice will be deemed to have been given on the date of publication or, if published more than once, on the date of the first publication.

PAYMENT OF ADDITIONAL AMOUNTS

Obligation to Pay Additional Amounts

     Citigroup will pay additional amounts to the beneficial owner of any note that is a non-United States person in order to ensure that every net payment on such note will not be less, due to payment of U.S. withholding tax, than the amount then due and payable. For this purpose, a "net payment" on a note means a payment by Citigroup or a paying agent, including payment of principal and interest, after deduction for any present or future tax, assessment or other governmental charge of the United States. These additional amounts will constitute additional interest on the note.

Exceptions

     Citigroup will not be required to pay additional amounts, however, in any of the circumstances described in items (1) through (13) below.

      (1) Additional amounts will not be payable if a payment on a note is reduced as a result of any tax, assessment or other governmental charge that is imposed or withheld solely by reason of the beneficial owner:

           - having a relationship with the United States as a citizen, resident or otherwise;

           - having had such a relationship in the past or

           - being considered as having had such a relationship.

      (2) Additional amounts will not be payable if a payment on a note is reduced as a result of any tax, assessment or other governmental charge that is imposed or withheld solely by reason of the beneficial owner:

           - being treated as present in or engaged in a trade or business in the United States;

           - being treated as having been present in or engaged in a trade or business in the United States in the past or

           - having or having had a permanent establishment in the United
States.

      (3) Additional amounts will not be payable if a payment on a note is reduced as a result of any tax, assessment or other governmental charge that is imposed or withheld solely by reason of the beneficial owner being or having been any of the following (as these terms are defined in the Internal Revenue Code of 1986, as amended):

           - personal holding company;

           - foreign personal holding company;

           - foreign private foundation or other foreign tax-exempt organization;

           - passive foreign investment company;

           - controlled foreign corporation or

           - corporation which has accumulated earnings to avoid United States federal income tax.

      (4) Additional amounts will not be payable if a payment on a note is reduced as a result of any tax, assessment or other governmental charge that is imposed or withheld solely by reason of the beneficial owner owning or having owned, actually or constructively, 10 percent or more of the total combined voting power of all classes of stock of Citigroup entitled to vote or by reason of the beneficial owner being a bank that has invested in a note as an extension of credit in the ordinary course of its trade or business.

For purposes of items (1) through (4) above, "beneficial owner" means a fiduciary, settlor, beneficiary, member or shareholder of the holder if the holder is an estate, trust, partnership, limited liability company, corporation or other entity, or a person holding a power over an estate or trust administered by a fiduciary holder.

      (5) Additional amounts will not be payable to any beneficial owner of a note that is a:

           - fiduciary;

           - partnership;

           - limited liability company or

           - other fiscally transparent entity

          or that is not the sole beneficial owner of the note, or any portion of the note. However, this exception to the obligation to pay additional amounts will only apply to the extent that a beneficiary or settlor in relation to the fiduciary, or a beneficial owner or member of the partnership, limited liability company or other fiscally transparent entity, would not have been entitled to the payment of an additional amount had the beneficiary, settlor, beneficial owner or member received directly its beneficial or distributive share of the payment.

      (6) Additional amounts will not be payable if a payment on a note is reduced as a result of any tax, assessment or other governmental charge that is imposed or withheld solely by reason of the failure of the beneficial owner or any other person to comply with applicable certification, identification, documentation or other information reporting requirements. This exception to the obligation to pay additional amounts will only apply if compliance with such reporting requirements is required by statute or regulation of the United States or by an applicable income tax treaty to which the United States is a party as a precondition to exemption from such tax, assessment or other governmental charge.

      (7) Additional amounts will not be payable if a payment on a note is reduced as a result of any tax, assessment or other governmental charge that is collected or imposed by any method other than by withholding from a payment on a note by Citigroup or a paying agent.

      (8) Additional amounts will not be payable if a payment on a note is reduced as a result of any tax, assessment or other governmental charge that is imposed or withheld by reason of a change in law, regulation, or administrative or judicial interpretation that becomes effective more than 15 days after the payment becomes due or is duly provided for, whichever occurs later.

      (9) Additional amounts will not be payable if a payment on a note is reduced as a result of any tax, assessment or other governmental charge that is imposed or withheld by reason of the presentation by the beneficial owner of a note for payment more than 30 days after the date on which such payment becomes due or is duly provided for, whichever occurs later.

     (10) Additional amounts will not be payable if a payment on a note is reduced as a result of any:

           - estate tax;

           - inheritance tax;

           - gift tax;

           - sales tax;

           - excise tax;

           - transfer tax;

           - wealth tax;

           - personal property tax or

           - any similar tax, assessment or other governmental charge.

     (11) Additional amounts will not be payable if a payment on a note is reduced as a result of any tax, assessment, or other governmental charge required to be withheld by any paying agent from a payment of principal or interest on a note if such payment can be made without such withholding by any other paying agent.

     (12) Additional amounts will not be payable if a payment on a note is reduced as a result of any tax, assessment or other governmental charge that is required to be made pursuant to any European Union directive on the taxation of savings income or any law implementing or complying with, or introduced to conform to, any such directive. See "-- Proposed EU Directive on the Taxation of Savings Income" below.

     (13) Additional amounts will not be payable if a payment on a note is reduced as a result of any combination of items (1) through (12) above.

     Except as specifically provided in this section ("Payment of Additional Amounts") and under "-- Redemption for Tax Purposes" below, Citigroup will not be required to make any payment of any tax, assessment or other governmental charge imposed by any government or a political subdivision or taxing authority of such government.

Relevant Definitions

     As used in this prospectus supplement, "United States person" means:

     - any individual who is a citizen or resident of the United States;

     - any corporation, partnership or other entity created or organized in or under the laws of the United States;

     - any estate if the income of such estate falls within the federal income tax jurisdiction of the United States regardless of the source of such income and

     - any trust if a United States court is able to exercise primary supervision over its administration and one or more United States persons have the authority to control all of the substantial decisions of the trust.

     Additionally, "non-United States person" means a person who is not a United States person, and "United States" means the United States of America, including the states of the United States of America and the District of Columbia, but excluding its territories and possessions.

REDEMPTION FOR TAX PURPOSES

Redemption Procedure

     Citigroup may, at its option, redeem the notes as a whole, but not in part, on not less than 30 nor more than 60 days' prior notice, only in the circumstances described in items (1) or (2) below under "-- Redemption Circumstances." To redeem, Citigroup must pay a redemption price equal to 100% of the principal amount of the notes, together with accrued interest to the redemption date.

Redemption Circumstances

     There are two sets of circumstances in which Citigroup may redeem the notes in the manner described above under "-- Redemption Procedure:"

     (1) Citigroup may redeem the notes if:

        - Citigroup becomes or will become obligated to pay additional amounts as described under "-- Payment of Additional Amounts" above;

        - the obligation to pay additional amounts arises as a result of any change in the laws, regulations or rulings of the United States, or an official position regarding the application or interpretation of such laws, regulations or rulings, which change is announced or becomes effective on or after the date of this prospectus supplement and

        - Citigroup determines, in its business judgment, that the obligation to pay such additional amounts cannot be avoided by the use of reasonable measures available to it, other than substituting the obligor under the notes or taking any action that would entail a material cost to Citigroup.

     (2) Citigroup may also redeem the notes if:

        - any act is taken by a taxing authority of the United States on or after the date of this prospectus supplement, whether or not such act is taken in relation to Citigroup or any affiliate, that results in a substantial probability that Citigroup will or may be required to pay additional amounts as described under "-- Payment of Additional Amounts" above;

        - Citigroup determines, in its business judgment, that the obligation to pay such additional amounts cannot be avoided by the use of reasonable measures available to it, other than substituting the obligor under the notes or taking any action that would entail a material cost to Citigroup and

        - Citigroup receives an opinion of independent counsel to the effect that an act taken by a taxing authority of the United States results in a substantial probability that Citigroup will or may be required to pay the additional amounts described under "-- Payment of Additional Amounts" above, and delivers to the trustee a certificate, signed by a duly authorized officer, stating that based on such opinion Citigroup is entitled to redeem the notes pursuant to their terms.

GOVERNING LAW

     The senior debt indenture and the notes for all purposes shall be governed by and construed in accordance with the laws of the State of New York.

UNCLAIMED FUNDS

     All funds deposited with the trustee or any paying agent for the payment of principal, interest, premium or additional amounts in respect of the notes that remain unclaimed for two years after the maturity date of the notes will be repaid to Citigroup upon its request. Thereafter, any right of any noteholder to such funds shall be enforceable only against Citigroup, and the trustee and paying agents will have no liability therefor.

PROPOSED EU DIRECTIVE ON THE TAXATION OF SAVINGS INCOME

     On January 21, 2003, the Council of the European Union declared that the condition that certain non-member states with significant financial centers give reassurance as to the application of equivalent measures necessary for the implementation of the draft directive relating to the taxation of savings income had been or would be met. Subject to certain other non-member states satisfying certain conditions, and other conditions being met, including final approval of the draft directive, member states of the European Union, as of January 1, 2004, will be required to provide to the tax authorities of another member state and certain non-member states details of payments of interest or other similar income paid by a person within its jurisdiction to an individual resident in that other member state or relevant non-member states. This is subject to the right of certain member states (including Austria, Belgium and Luxembourg) to opt instead for withholding and revenue sharing for a transitional period. Certain non-member states (including Switzerland) have proposed to enter into an agreement with the European Union to withhold and share revenue. As indicated above under "-- Payment of Additional Amounts-Exceptions", no additional amounts will be payable with respect to a note if a payment on a note is reduced as a result of any tax, assessment or other governmental charge that is required to be made pursuant to any European Union directive on the taxation of savings income or any law implementing or complying with, or introduced in order to conform to, any such directive. Pending agreement on the precise text of the directive, Citigroup cannot predict what effect, if any, the adoption of the directive would have on the notes or on payments thereon.

                  UNITED STATES TAX DOCUMENTATION REQUIREMENTS
                         FOR NON-UNITED STATES PERSONS

INTRODUCTION

     The following discussion of United States tax documentation requirements does not deal with all aspects of United States federal income tax withholding or reporting that may be relevant to a beneficial owner of the notes that is a non-United States person. Investors should consult their tax advisors for specific advice concerning the acquisition, ownership and disposition of the notes.

DOCUMENTATION REQUIRED IN ORDER TO OBTAIN AN EXEMPTION FROM WITHHOLDING TAX

     A 30% United States federal withholding tax will generally apply to payments of interest on the notes, unless the beneficial owner of a note takes one of the following steps to obtain an exemption from or reduction of the tax. The 30% tax, however, may be allowed as a refund or credit against the beneficial owner's United States federal income tax liability. In addition, if a beneficial owner of a note does not properly provide the required documentation, or if such documentation is not properly transmitted to and received by the United States person required to withhold United States federal income tax, the beneficial owner could, in certain circumstances, be subject to a 30% backup withholding tax in lieu of the 30% withholding tax described above, and will not be entitled to any additional amounts from Citigroup described under "Description of Notes -- Payment of Additional Amounts" above. The 30% backup withholding rate is to be gradually reduced to 28% effective 2006.

(1) Non-United States Persons. A beneficial owner of a note that is a non-United States person can obtain an exemption from the withholding tax by providing a properly completed Internal Revenue Service ("IRS") Form W-8BEN. This exemption is not available to:

     - a controlled foreign corporation that is directly or indirectly related to Citigroup through stock ownership;

     - a person that actually or constructively owns 10 percent or more of the total combined voting power of all classes of stock of Citigroup that are entitled to vote; or

     - a bank that has invested in the note as an extension of credit in the ordinary course of its trade or business.

(2) Non-United States Persons with Effectively Connected Income. A beneficial owner of a note that is a non-United States person, including a non-United States corporation or bank with a United States branch, that conducts a trade or business in the United States with which the interest income on a note is effectively connected, can obtain an exemption from the withholding tax by providing a properly completed IRS Form W-8ECI.

(3) Non-United States Persons Entitled to Income Tax Treaty Benefits. A beneficial owner of a note that is a non-United States person entitled to the benefits of an income tax treaty to which the United States is a party can obtain an exemption from or reduction of the withholding tax by providing a properly completed IRS Form W-8BEN. The availability and extent of such exemption, however, will depend upon the terms of the particular income tax treaty.

UNITED STATES FEDERAL INCOME TAX REPORTING PROCEDURE

     Beneficial Owners. A beneficial owner of a note is required to submit the appropriate IRS form under applicable procedures to the person through which the owner directly holds the note. For example, if the beneficial owner is listed directly on the books of Euroclear or Clearstream as the owner of the note, the IRS form must be provided to Euroclear or Clearstream, as the case may be.

     Other Persons Through Which a Note is Held. Each other person through which a note is held must submit, on behalf of the beneficial owner, the IRS form, or in some cases a copy of such form, under applicable procedures through the chain of intermediaries, until the IRS form is received by the United States person that would be required to withhold United States federal income tax from interest on the note. For example, in the case of a note held through Euroclear or Clearstream, the IRS form, or a copy of such form, must be received by the U.S. depositary of such clearing agency. Applicable procedures include additional certification requirements if a beneficial owner of the note provides an IRS Form W-8BEN to any person who is a securities clearing organization, bank, financial institution, custodian, broker, nominee or otherwise acting as an agent for a beneficial noteholder that holds the note on its behalf. In addition, any person who is a securities clearing organization, bank, financial institution, custodian, broker, nominee or otherwise acting as an agent for a beneficial owner must submit Form W-8IMY, or other substitute form deemed acceptable, to provide certification of the validity of the beneficial owner's Form W-8BEN.

     Special Rules May Apply if the Notes are Held by a Foreign Partnership. In the event that the notes are held by a foreign partnership, special rules may apply in order that payments made on the notes not be subject to United States federal withholding tax. Holders should consult their tax advisors with respect to the tax consequences to them of the ownership and disposition of the notes through a foreign partnership.

                UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
                         FOR NON-UNITED STATES HOLDERS

     The following is a general summary of United States federal income tax considerations that may be relevant to a beneficial owner of notes that is not a United States person (a "non-United States holder"). The summary is based on laws, regulations, rulings and decisions now in effect, all of which may change, possibly with retroactive effect. This summary deals only with beneficial owners that will hold notes as capital assets.

     This summary does not address all of the United States federal income tax considerations that may be relevant to non-United States holders. For example, this summary does not address tax considerations applicable to investors to whom special tax rules may apply, including:

     - banks or other financial institutions;

     - tax-exempt entities;

     - insurance companies;

     - regulated investment companies;

     - common trust funds;

     - entities that are treated as partnerships or other pass-through entities for U.S. federal income tax purposes;

     - controlled foreign corporations;

     - dealers in securities or currencies; or

     - persons that will hold the notes as a hedge or hedged against currency risk or as a part of an integrated investment, including a "straddle" or "conversion transaction," comprised of a note and one or more other positions.

     Prospective investors should consult their tax advisors in determining the particular United States federal income tax consequences to them of the acquisition, ownership and disposition of the notes, as well as the application of state, local, foreign or other tax laws.

     Under current United States federal income tax law:

     - withholding of United States federal income tax will not apply to a payment on a note to a non-United States holder, provided that,

        (1) the holder does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of Citigroup entitled to vote and is not a controlled foreign corporation related to Citigroup through stock ownership and

        (2) the beneficial owner provides a statement signed under penalties of perjury that includes its name and address and certifies that it is a non-United States holder in compliance with applicable requirements; and

     - withholding of United States federal income tax will generally not apply to any gain realized on the sale, exchange, retirement or other taxable disposition (collectively, a "disposition") of a note.

     Despite the above, if a non-United States holder is engaged in a trade or business in the United States (or, if certain tax treaties apply, if the non-United States holder maintains a permanent establishment within the United States) and the interest on the notes is effectively connected with the conduct of that trade or business (or, if certain tax treaties apply, attributable to that permanent establishment), such non-United States holder will be subject to United States federal income tax on the interest on a net income basis in the same manner as if such non-United States holder were a United States person. In addition, a non-United States holder that is a foreign corporation that is engaged in a trade or business in the United States may be subject to a 30% (or, if certain tax treaties apply, such lower rates as provided) branch profits tax.

     Any gain realized on the disposition of a note generally will not be subject to United States federal income tax unless:

     - that gain is effectively connected with the non-United States holder's conduct of a trade or business in the United States (or, if certain tax treaties apply, is attributable to a permanent establishment maintained by the non-United States holder within the United States); or

     - the non-United States holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met.

     In general, backup withholding and information reporting will not apply to a payment of interest on a note to a non-United States holder, or to proceeds from the disposition of a note by a non-United States holder, in each case, if the holder certifies under penalties of perjury that it is a non-United States holder and neither Citigroup nor its paying agent has actual knowledge to the contrary. Any amounts withheld under the backup withholding rules will be allowed as a credit against the non-United States holder's United States federal income tax liability provided the required information is timely furnished to the IRS. In certain circumstances, if a note is not held through a qualified intermediary, the amount of payments made on such note, the name and address of the beneficial owner and the amount, if any, of tax withheld may be reported to the IRS.

                                  UNDERWRITING

     The terms and conditions set forth in the terms agreement dated March 12, 2003, which incorporates by reference the underwriting agreement basic provisions dated January 12, 1993, govern the sale and purchase of the notes. The terms agreement and the underwriting agreement basic provisions are referred to together as the underwriting agreement. Each underwriter named below has severally agreed to purchase from Citigroup, and Citigroup has agreed to sell to each underwriter, the principal amount of notes set forth opposite the name of each underwriter.

                                                              PRINCIPAL AMOUNT
UNDERWRITER                                                       OF NOTES
-----------                                                   ----------------
Salomon Smith Barney Inc. ..................................   $1,275,000,000
Banc One Capital Markets, Inc. .............................       45,000,000
Bear, Stearns & Co. Inc. ...................................       45,000,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated..........       45,000,000
Blaylock & Partners, L.P....................................       15,000,000
Ormes Capital Markets, Inc..................................       15,000,000
RBC Dominion Securities Inc.................................       15,000,000
SunTrust Capital Markets, Inc...............................       15,000,000
Utendahl Capital Partners, L.P..............................       15,000,000
Wachovia Securities, Inc....................................       15,000,000
     Total..................................................   $1,500,000,000
                                                               ==============

     The underwriting agreement provides that the obligations of the underwriters to pay for and accept delivery of the notes are subject to the approval of legal matters by their counsel and to other conditions. The underwriters are committed to take and pay for all of the notes if any are taken.

     The underwriters propose to offer part of the notes directly to the public at the public offering price set forth on the cover page of this prospectus supplement and to certain dealers at the public offering price less a concession not in excess of 0.140% of the principal amount of the notes. The underwriters may allow, and such dealers may reallow, a concession to certain other dealers not in excess of 0.100% of the principal amount of the notes.

     After the public offering, the public offering price and the concession to dealers may be changed by the underwriters.

     The underwriters are offering the notes subject to prior sale and their acceptance of the notes from Citigroup. The underwriters may reject any order in whole or in part.

     Citigroup has agreed to indemnify the underwriters against liabilities relating to material misstatements and omissions.

     In accordance with Regulation M of the United States Securities Exchange Act of 1934, the underwriters may over-allot or effect transactions that stabilize or cover, each of which is described below.

     - Over-allotment involves sales in excess of the offering size, which creates a short position for the underwriters.

     - Stabilizing transactions involve bids to purchase the notes so long as the stabilizing bids do not exceed a specified maximum.

     - Covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover short positions.

     These transactions may cause the price of the notes to be higher than it would otherwise be in the absence of such transactions. The underwriters are not required to engage in any of these activities and may end any of these activities at any time. The underwriters may also impose a penalty bid. Penalty bids permit an underwriter to reclaim a selling concession from a syndicate member when that underwriter, in covering syndicate short positions or making stabilizing purchases, purchases notes originally sold by that syndicate member.

     We estimate that the total expenses of this offering will be $175,000.

     The notes are a new issue of securities with no established trading market. Citigroup has applied for listing of the notes on the Luxembourg Stock Exchange. Citigroup has been advised by the underwriters that they presently intend to make a market in the notes, as permitted by applicable laws and regulations. The underwriters are not obligated, however, to make a market in the notes and may discontinue any market making at any time at their sole discretion. Accordingly, Citigroup can make no assurance as to the liquidity of, or trading markets for, the notes.

     The underwriters and their affiliates may engage in transactions (which may include commercial banking transactions) with, and perform services for, Citigroup or one or more of its affiliates in the ordinary course of business.

     Salomon Smith Barney Inc., the lead manager for this offering, is a subsidiary of Citigroup. Accordingly, the offering of the notes will conform with the requirements set forth in Rule 2720 of the Conduct Rules of the NASD.

     This prospectus supplement, together with the accompanying prospectus, may also be used by Citigroup's broker-dealer subsidiaries or other subsidiaries or affiliates of Citigroup in connection with offers and sales of the notes in market-making transactions at negotiated prices related to prevailing market prices at the time of sale. Any of these subsidiaries may act as principal or agent in such transactions.

     We expect that delivery of the notes will be made against payment therefor on or about March 20, 2003, which is the sixth business day after the date hereof. Under Rule 15c6-1 of the Securities Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on the date hereof or the next following business day will be required, by virtue of the fact that the notes initially will not settle in T+3, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisor.

     The notes are being offered globally for sale in the United States, Europe, Asia and elsewhere where it is lawful to make such offers.

     Purchasers of the notes may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the issue price set forth on the cover page of this document.

     The underwriters have agreed that they will not offer, sell or deliver any of the notes, directly or indirectly, or distribute this prospectus supplement or the accompanying prospectus or any other offering material relating to the notes, in or from any jurisdiction, except when to the best knowledge and belief of the underwriters it is permitted under applicable laws and regulations. In so doing, the underwriters will not impose any obligations on Citigroup, except as set forth in the underwriting agreement.

     Each underwriter has represented and agreed that:

     - it has not offered or sold and, prior to the expiration of the period of six months from the closing date for the issuance of the notes, will not offer or sell any notes to persons in the United Kingdom, except to those persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments, as principal or agent, for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom for purposes of the Public Offers of Securities Regulations 1995;

     - it has complied and will comply with all applicable provisions of the Financial Services and Markets Act 2000 ("FSMA") with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom;

     - it has only communicated or caused to be communicated and it will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of FSMA) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of FSMA does not apply to Citigroup;

     - it will not offer or sell any notes directly or indirectly in Japan or to, or for the benefit of, any Japanese person or to others, for re-offering or re-sale directly or indirectly in Japan or to any Japanese person except under circumstances which will result in compliance with all applicable laws, regulations and guidelines promulgated by the relevant governmental and regulatory authorities in effect at the relevant time. For purposes of this paragraph, "Japanese person" means any person resident in Japan, including any corporation or other entity organized under the laws of Japan;

     - it is aware of the fact that no German selling prospectus (Verkaufsprospekt) has been or will be published in respect to the sale of the notes and that it will comply with the Securities Selling Prospectus Act (the "SSPA") of the Federal Republic of Germany (Wertpapier-Verkaufsprospektgesetz). In particular, each underwriter has undertaken not to engage in a public offering (offentliche Anbieten) in the Federal Republic of Germany with respect to any notes otherwise than in accordance with the SSPA and any other act replacing or supplementing the SSPA and all other applicable laws and regulations;

     - the notes are being issued and sold outside the Republic of France and that, in connection with their initial distribution, it has not offered or sold and will not offer or sell, directly or indirectly, any notes to the public in the Republic of France, and that it has not distributed and will not distribute or cause to be distributed to the public in the Republic of France this prospectus supplement, the accompanying prospectus or any other offering material relating to the notes;

     - it and each of its affiliates have not offered or sold, and will not offer or sell, the notes by means of any document to persons in Hong Kong other than persons whose ordinary business it is to buy or sell shares or debentures, whether as principal or agent or otherwise in circumstances which do not constitute an offer to the public within the meaning of the Hong Kong Companies Ordinance (Chapter 32 of the Laws of Hong Kong), and unless permitted to do so under the securities laws of Hong Kong, no person has issued or had in its possession for the purposes of issue, and will not issue or have in its possession for the purpose of issue, any advertisement, document or invitation relating to the notes other than with respect to the notes to be disposed of to persons outside Hong Kong or only to persons whose business involves the acquisition, disposal or holding of securities, whether as principal or agent; and

     - it acknowledges that the notes may not be offered, sold, transferred or delivered in The Netherlands as part of their initial distribution or at any time thereafter directly or indirectly, other than to individuals or legal entities (which include, but are not limited to, banks, brokers, dealers or finance companies which are subject to adequate supervision), institutional investors, insurance companies, pension funds, central governments and large public international organizations and large undertakings (through their treasury department) which are listed on a sufficiently regulated stock exchange, who or which regularly trade or invest in securities in the conduct of a business or a profession for their own account, all within the meaning of the Securities Transactions Supervision Act 1995 (Wet Toezicht Effectenverkeer 1995).

                  DIRECTORS AND EXECUTIVE OFFICERS OF CITIGROUP INC.

     The members of the board of directors of Citigroup are: C. Michael Armstrong, Alain J.P. Belda, George David, Kenneth T. Derr, John M. Deutch, Alfredo Harp, Roberto Hernandez, Ann Dibble Jordan, Reuben Mark, Dudley C. Mecum, Richard D. Parsons, Andrall E. Pearson, Robert E. Rubin, Franklin A. Thomas, Sanford I. Weill, and Arthur Zankel. The Honorable Gerald R. Ford is an honorary director of Citigroup. The executive officers of Citigroup are: Sanford
I. Weill, Winfried F.W. Bischoff, Michael A. Carpenter, Robert Druskin, Stanley Fischer, William P. Hannon, Michael S. Helfer, Thomas W. Jones, Sallie Krawcheck, Marjorie Magner, Michael T. Masin, Deryck C. Maughan, Victor J. Menezes, Charles

Prince, William R. Rhodes, Robert E. Rubin, Todd S. Thomson and Robert B. Willumstad. The business address of each director and executive officer of Citigroup in such capacities is 399 Park Avenue, New York, New York 10043.

                                 LEGAL OPINIONS

     The validity of the notes will be passed upon for Citigroup by John R. Dye, an Associate General Counsel of Citigroup, and for the underwriters by Cleary, Gottlieb, Steen & Hamilton, New York, New York. Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York, has acted as special U.S. tax counsel to Citigroup in connection with tax matters related to the issuance of the notes. Mr. Dye beneficially owns, or has rights to acquire under Citigroup's employee benefit plans, an aggregate of less than 1% of Citigroup's common stock. Cleary, Gottlieb, Steen & Hamilton has from time to time acted as counsel for Citigroup and its subsidiaries and may do so in the future.

                              GENERAL INFORMATION

     Application has been made to list the notes on the Luxembourg Stock Exchange. In connection with the listing application, the certificate of incorporation and the by-laws of Citigroup and a legal notice relating to the issuance of the notes will be deposited prior to listing with Greffier en Chef du Tribunal d'Arrondissement de et a Luxembourg where copies thereof may be obtained. You may request copies of these documents together with this prospectus supplement, the accompanying prospectus, the underwriting agreement, the indenture and Citigroup's current annual and quarterly reports, as well as all other documents incorporated by reference in this prospectus supplement, including future annual and quarterly reports, so long as any of the notes are outstanding.

     You can also request copies (free of charge) of (1) this prospectus supplement, the accompanying prospectus and the indenture, and (2) Citigroup's annual, quarterly and current reports, as well as other documents incorporated by reference in this prospectus supplement, including future annual, quarterly and current reports, by following the directions under "Where You Can Find More Information" on page 5 of the accompanying prospectus. These documents, including Citigroup's annual, quarterly and current reports for the most recent two years and including the documents mentioned on page 5 of the accompanying prospectus, will also be made available (free of charge) at the main office of Dexia Banque Internationale a Luxembourg in Luxembourg.

     As of the date of this prospectus supplement, there has been no material adverse change in the consolidated financial condition of Citigroup since December 31, 2002.

     Neither Citigroup nor any of its subsidiaries is involved in litigation, arbitration or administrative proceedings relating to claims or amounts that are material in the context of the issue of the notes. Citigroup is not aware of any such litigation, arbitration or administrative proceedings pending or threatened.

     Citigroup accepts responsibility for the information contained in this prospectus supplement and the accompanying prospectus.

     Resolutions relating to the issue and sale of the notes were adopted by the board of directors of Citigroup on October 15, 2002 and by the Funding Committee of the board of directors dated as of March 12, 2003.

     The notes have been accepted for clearance through Euroclear and Clearstream and have been assigned Common Code No. 016530042, International Security Identification Number (ISIN) US172967 BV26, and CUSIP No. 172967 BV2.

PROSPECTUS

                                [CITIGROUP LOGO]

May Offer --

                                $17,446,150,000

                                Debt Securities
                                 Index Warrants
                                Preferred Stock
                               Depositary Shares
                                  Common Stock

     Citigroup will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and the accompanying prospectus supplement carefully before you invest.

                            ------------------------

     Neither the Securities and Exchange Commission nor any state securities or insurance commission has approved or disapproved of these securities or determined if this prospectus or any accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

     These securities are not deposits or savings accounts but are unsecured obligations of Citigroup. These securities are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality.

                            ------------------------

January 29, 2003

                               PROSPECTUS SUMMARY

     This summary provides a brief overview of the key aspects of Citigroup and all material terms of the offered securities which are known as of the date of this prospectus. For a more complete understanding of the terms of the offered securities, before making your investment decision, you should carefully read:

     - this prospectus, which explains the general terms of the securities that Citigroup may offer;

     - the accompanying prospectus supplement, which (1) explains the specific terms of the securities being offered and (2) updates and changes information in this prospectus; and

     - the documents referred to in "Where You Can Find More Information" on page 5 for information on Citigroup, including its financial statements.

                                 CITIGROUP INC.

     Citigroup is a diversified global financial services holding company whose businesses provide a broad range of financial services to consumer and corporate customers with 200 million customer accounts in over 100 countries and territories. Citigroup's activities are conducted through Global Consumer, Global Corporate and Investment Bank, Private Client Services, Global Investment Management, and Proprietary Investment Activities.

     Citigroup's principal executive office is at 399 Park Avenue, New York, NY 10043, and its telephone number is (212) 559-1000.

                       THE SECURITIES CITIGROUP MAY OFFER

     Citigroup may use this prospectus to offer up to $17,446,150,000 of:

     - debt securities;

     - index warrants;

     - preferred stock;

     - depositary shares; and

     - common stock.

     A prospectus supplement will describe the specific types, amounts, prices and detailed terms of any of these offered securities.

DEBT SECURITIES

     Debt securities are unsecured general obligations of Citigroup in the form of senior or subordinated debt. Senior debt includes Citigroup's notes, debt and guarantees and any other debt for money borrowed that is not subordinated. Subordinated debt, so designated at the time it is issued, would not be entitled to interest and principal payments if interest and principal payments on the senior debt were not made.

     The senior and subordinated debt will be issued under separate indentures between Citigroup and a trustee. Below are summaries of the general features of the debt securities from these indentures. For a more detailed description of these features, see "Description of Debt Securities" below. You are also encouraged to read the indentures, which are included or incorporated by reference in Citigroup's registration statement No. 333-102206, Citigroup's most recent annual report on Form 10-K, Citigroup's quarterly reports on Form 10-Q filed after the Form 10-K and Citigroup's current reports on Form 8-K filed after the Form 10-K. You can receive copies of these documents by following the directions on page 5.

     General Indenture Provisions that Apply to Senior and Subordinated Debt

     - Neither indenture limits the amount of debt that Citigroup may issue or provides holders any protection should there be a highly leveraged transaction involving Citigroup, although the senior debt indenture does limit Citigroup's ability to pledge the stock of any subsidiary that meets the financial thresholds in the indenture. These thresholds are described below under "Description of Debt Securities."

     - Each indenture allows for different types of debt securities, including indexed securities, to be issued in series.

     - The indentures allow Citigroup to merge or to consolidate with another company, or sell all or substantially all of its assets to another company. If any of these events occur, the other company generally would be required to assume Citigroup's responsibilities for the debt. Unless the transaction resulted in a default, Citigroup would be released from all liabilities and obligations under the debt securities when the other company assumed its responsibilities.

     - The indentures provide that holders of 66 2/3% of the principal amount of the senior debt securities and holders of a majority of the total principal amount of the subordinated debt securities outstanding in any series may vote to change Citigroup's obligations or your rights concerning those securities. However, changes to the financial terms of that security, including changes in the payment of principal or interest on that security or the currency of payment, cannot be made unless every holder affected consents to the change.

     - Citigroup may satisfy its obligations under the debt securities or be released from its obligation to comply with the limitations discussed above at any time by depositing sufficient amounts of cash or U.S. government securities with the trustee to pay Citigroup's obligations under the particular securities when due.

     - The indentures govern the actions of the trustee with regard to the debt securities, including when the trustee is required to give notices to holders of the securities and when lost or stolen debt securities may be replaced.

     Events of Default and Defaults

     The events of default specified in the senior debt indenture and defaults under the subordinated debt indenture include:

     - failure to pay principal when due;

     - failure to pay required interest for 30 days;

     - failure to make a required scheduled installment payment for 30 days;

     - failure to perform other covenants for 90 days after notice; and

     - certain events of insolvency or bankruptcy, whether voluntary or not; and

     - any additional events as may be set forth in the applicable prospectus supplement.

     Unless otherwise specified in the prospectus supplement relating to any series of subordinated debt, the only events of default specified in the subordinated debt indenture are certain events of insolvency or bankruptcy, whether voluntary or not. There is no event of default, and accordingly there is no right of acceleration, in the case of a default in the payment of principal of, premium, if any, or interest on, subordinated debt securities, the performance of any other covenant of Citigroup in the subordinated indenture or any other default which is not also an event of default.

     Remedies

     Senior Indenture: If there were an event of default, the trustee or holders of 25% of the principal amount of senior debt securities outstanding in a series could demand that the principal be paid immediately. However, holders of a majority in principal amount of the securities in that series could rescind that acceleration of the debt securities.

     Subordinated Indenture: If there were an event of default involving certain events of insolvency or bankruptcy, the trustee or holders of 25% of the principal amount of subordinated debt securities outstanding in a series could demand that the principal be paid immediately. However, holders of a majority in principal amount of the securities in that series may rescind that acceleration of the debt securities. The occurrence of a default for any reason other than these events of insolvency or bankruptcy will not give the trustee or such holders the right to demand that the principal of the subordinated debt securities be paid immediately.

INDEX WARRANTS

     Citigroup may issue index warrants independently or together with debt securities. Citigroup will issue any series of index warrants under a separate warrant agreement between Citigroup and a bank or trust company. You are encouraged to read the standard form of the warrant agreement, which will be filed as an exhibit to one of Citigroup's future current reports and incorporated by reference in its registration statement No. 333-102206. You can receive copies of these documents by following the directions on page 5.

     Index warrants are securities that, when properly exercised by the purchaser, entitle the purchaser to receive from Citigroup an amount in cash or a number of securities that will be indexed to prices, yields, or other specified measures or changes in an index or differences between two or more indices.

     The prospectus supplement for a series of index warrants will describe the formula for determining the amount in cash or number of securities, if any, that Citigroup will pay you when you exercise an index warrant and will contain information about the relevant underlying assets and other specific terms of the index warrant.

     Citigroup will generally issue index warrants in book-entry form, which means that they will not be evidenced by physical certificates. Also, Citigroup will generally list index warrants for trading on a national securities exchange, such as the New York Stock Exchange, the Nasdaq Stock Market's National Market or the Chicago Board Options Exchange.

     The warrant agreement for any series of index warrants will provide that holders of a majority of the total principal amount of the index warrants outstanding in any series may vote to change their rights concerning those index warrants. However, changes to fundamental terms such as the amount or manner of payment on an index warrant or changes to the exercise times cannot be made unless every holder affected consents to the change.

     Any prospective purchasers of index warrants should be aware of special United States federal income tax considerations applicable to instruments such as the index warrants. The prospectus supplement relating to each series of index warrants will describe the important tax considerations.

PREFERRED STOCK

     Citigroup may issue preferred stock with various terms to be established by its board of directors or a committee designated by the board. Each series of preferred stock will be more fully described in the particular prospectus supplement that will accompany this prospectus, including redemption provisions, rights in the event of liquidation, dissolution or winding up of Citigroup, voting rights and conversion rights.

     Generally, each series of preferred stock will rank on an equal basis with each other series of preferred stock and will rank prior to Citigroup's common stock. The prospectus supplement will also describe how and when dividends will be paid on the series of preferred stock.

DEPOSITARY SHARES

     Citigroup may issue depositary shares representing fractional shares of preferred stock. Each particular series of depositary shares will be more fully described in the prospectus supplement that will accompany this prospectus. These depositary shares will be evidenced by depositary receipts and issued under a deposit agreement between Citigroup and a bank or trust company. You are encouraged to read the standard form of the deposit agreement, which is incorporated by reference in Citigroup's registration statement No. 333-102206. You can receive copies of this document by following the directions on page 5.

COMMON STOCK

     Citigroup may issue common stock, par value $.01 per share. Holders of common stock are entitled to receive dividends when declared by Citigroup's board of directors. Each holder of common stock is entitled to one vote per share. The holders of common stock have no preemptive rights or cumulative voting rights.

                                USE OF PROCEEDS

     Citigroup will use the net proceeds it receives from any offering of these securities for general corporate purposes, which may include funding its operating units and subsidiaries, financing possible acquisitions or business expansion and refinancing or extending the maturity of existing debt obligations. Citigroup may use a portion of the proceeds from the sale of index warrants and indexed notes to hedge its exposure to payments that it may have to make on such index warrants and indexed notes as described below under "Use of Proceeds and Hedging."

                              PLAN OF DISTRIBUTION

     Citigroup may sell the offered securities in any of the following ways:

     - to or through underwriters or dealers;

     - by itself directly;

     - through agents; or

     - through a combination of any of these methods of sale.

     The prospectus supplement will explain the ways Citigroup sells specific securities, including the names of any underwriters and details of the pricing of the securities, as well as the commissions, concessions or discounts Citigroup is granting the underwriters, dealers or agents.

     If Citigroup uses underwriters in any sale, the underwriters will buy the securities for their own account and may resell the securities from time to time in one or more transactions, at a fixed public offering price or at varying prices determined at the time of sale. In connection with an offering, underwriters and selling group members and their affiliates may engage in transactions to stabilize, maintain or otherwise affect the market price of the securities, in accordance with applicable law.

     Citigroup expects that the underwriters for any offering will include one or more of its broker-dealer subsidiaries, including Salomon Smith Barney Inc. These broker-dealer subsidiaries also expect to offer and sell previously issued offered securities as part of their business, and may act as a principal or agent in such transactions. Citigroup or any of its subsidiaries may use this prospectus and the related prospectus supplements and pricing supplements in connection with these activities.

                      RATIO OF INCOME TO FIXED CHARGES AND
                   RATIO OF INCOME TO COMBINED FIXED CHARGES
                      INCLUDING PREFERRED STOCK DIVIDENDS

     The following table shows (1) the consolidated ratio of income to fixed charges and (2) the consolidated ratio of income to combined fixed charges including preferred stock dividends of Citigroup for the nine months ended September 30, 2002 and each of the five most recent fiscal years.

                                               NINE MONTHS
                                                  ENDED                 YEAR ENDED DECEMBER 31,
                                              SEPTEMBER 30,       ------------------------------------
                                                   2002           2001    2000    1999    1998    1997
                                            ------------------    ----    ----    ----    ----    ----
Ratio of income to fixed charges
  (excluding interest on deposits)......           2.70           2.00    1.82    1.90    1.48    1.59
Ratio of income to fixed charges
  (including interest on deposits)......           2.01           1.64    1.52    1.56    1.30    1.38
Ratio of income to combined fixed
  charges including preferred stock
  dividends (excluding interest on
  deposits).............................           2.68           1.98    1.81    1.88    1.45    1.55
Ratio of income to combined fixed
  charges including preferred stock
  dividends (including interest on
  deposits).............................           2.00           1.63    1.52    1.55    1.29    1.36

                      WHERE YOU CAN FIND MORE INFORMATION

     As required by the Securities Act of 1933, Citigroup filed a registration statement (No. 333-102206) relating to the securities offered by this prospectus with the Securities and Exchange Commission. This prospectus is a part of that registration statement, which includes additional information.

     Citigroup files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document Citigroup files at the SEC's public reference room in Washington, D.C. You can also request copies of the documents, upon payment of a duplicating fee, by writing the Public Reference Section of the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. These SEC filings are also available to the public from the SEC's web site at http://www.sec.gov.

     The SEC allows Citigroup to "incorporate by reference" the information it files with the SEC, which means that it can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information that Citigroup files later with the SEC will automatically update information in this prospectus. In all cases, you should rely on the later information over different information included in this prospectus or the prospectus supplement. Citigroup incorporates by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

     (a) Annual Report on Form 10-K for the year ended December 31, 2001, as amended;

     (b) Current Report on Form 8-K filed on November 20, 2002 (including exhibits thereto which contain updated historical audited financial statements conformed to reflect a discontinued operation and updated business segment disclosures);

     (c) Quarterly Reports on Form 10-Q for the quarters ended March 31, 2002, June 30, 2002 and September 30, 2002;

     (d) Current Reports on Form 8-K filed on January 18, 2002, February 22, 2002, March 7, 2002, March 22, 2002, April 16, 2002, May 22, 2002, May
         28, 2002, June 6, 2002, June 19, 2002, June 27, 2002, July 11, 2002,
         July 18, 2002, July 25, 2002, July 26, 2002, August 1, 2002, August 7,
         2002, August 8, 2002, August 14, 2002, August 16, 2002, August 21,
         2002, August 26, 2002, September 9, 2002, October 16, 2002, October 22,
         2002, October 31, 2002, November 7, 2002, November 14, 2002, December 4, 2002, December 23, 2002 and January 22, 2003; and

     (e) Registration Statement on Form 8-B, dated May 10, 1988, describing our common stock, including any amendments or reports filed for the purpose of updating such description.

     All documents Citigroup files pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the later of
(1) the completion of the offering of the securities described in this prospectus and (2) the date the broker-dealer subsidiaries of Citigroup stop offering securities pursuant to this prospectus shall be incorporated by reference in this prospectus from the date of filing of such documents.

     You may request a copy of these filings, at no cost, by writing or telephoning Citigroup at the following address:
Citigroup Document Services
140 58th Street, Suite 5I
Brooklyn, NY 11220
(877) 936-2737 (toll free)
(718) 765-6460 (outside the U.S.)

     You should rely only on the information provided in this prospectus and the prospectus supplement, as well as the information incorporated by reference. If anyone provides you with different or inconsistent information, you should not rely on it. Citigroup has not authorized anyone to provide you with different information. Citigroup is not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus, the prospectus supplement or any documents incorporated by reference is accurate as of any date other than the date of the applicable document.

                           FORWARD-LOOKING STATEMENTS

     This prospectus, the accompanying prospectus supplement and the information incorporated by reference in this prospectus include forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These forward-looking statements are based on Citigroup's management's beliefs and assumptions and on information currently available to Citigroup's management. Forward-looking statements include information concerning Citigroup's possible or assumed future results of operations and statements preceded by, followed by or that include the words "believes," "expects," "anticipates," "intends," "plans," "estimates" or similar expressions.

     Forward-looking statements involve risks, uncertainties and assumptions. Actual results may differ materially from those expressed in these forward-looking statements. Factors that could cause actual results to differ from these forward-looking statements include, but are not limited to, those discussed elsewhere in this prospectus, the accompanying prospectus supplement and the documents incorporated by reference in this prospectus. You should not put undue reliance on any forward-looking statements. Citigroup does not have any intention or obligation to update forward-looking statements after it distributes this prospectus.

                                 CITIGROUP INC.

     Citigroup is a diversified global financial services holding company whose businesses provide a broad range of financial services to consumer and corporate customers with 200 million customer accounts in over 100 countries and territories. Citigroup's activities are conducted through Global Consumer, Global Corporate and Investment Bank, Private Client Services, Global Investment Management, and Proprietary Investment Activities.

     Citigroup is a holding company and services its obligations primarily with dividends and advances that it receives from subsidiaries. Citigroup's subsidiaries that operate in the banking, insurance and securities business can only pay dividends if they are in compliance with the applicable regulatory requirements imposed on them by federal and state bank regulatory authorities, state insurance departments and securities regulators. Citigroup's subsidiaries may be party to credit agreements that also may restrict their ability to pay dividends. Citigroup currently believes that none of these regulatory or contractual restrictions on the ability of its subsidiaries to pay dividends will affect Citigroup's ability to service its own debt. Citigroup must also maintain the required capital levels of a bank holding company before it may pay dividends on its stock. Each of Citigroup's major operating subsidiaries finances its operations on a stand-alone basis consistent with its capitalization and ratings.

     Under longstanding policy of The Board of Governors of the Federal Reserve System, a bank holding company is expected to act as a source of financial strength for its subsidiary banks and to commit resources to support such banks. As a result of that policy, Citigroup may be required to commit resources to its subsidiary banks.

     The principal office of Citigroup is located at 399 Park Avenue, New York, NY 10043, and its telephone number is (212) 559-1000.

                          USE OF PROCEEDS AND HEDGING

     General. Citigroup will use the proceeds it receives from the sale of the offered securities for general corporate purposes, which may include:

     - funding the business of its operating units;

     - funding investments in, or extensions of credit or capital contributions to, its subsidiaries;

     - financing possible acquisitions or business expansion; and

     - lengthening the average maturity of liabilities, which means that it could reduce its short-term liabilities or refund maturing indebtedness.

     Citigroup expects to incur additional indebtedness in the future to fund its businesses. Citigroup or an affiliate may enter into a swap agreement in connection with the sale of the offered securities and may earn additional income from that transaction.

     Use of Proceeds Relating to Index Warrants and Indexed Notes. Citigroup or one or more of its subsidiaries may use all or some of the proceeds received from the sale of index warrants or indexed notes to purchase or maintain positions in the assets that are used to determine the relevant index or indices. Citigroup or one or more of its subsidiaries may also purchase or maintain positions in options, futures contracts, forward contracts or swaps, or options on such securities, or other derivative or similar instruments relating to the relevant index or underlying assets. Citigroup may also use the proceeds to pay the costs and expenses of hedging any currency, interest rate or other index-related risk relating to such index warrants and indexed notes.

     Citigroup expects that it or one or more of its subsidiaries will increase or decrease their initial hedging position over time using techniques which help evaluate the size of any hedge based upon a variety of factors affecting the value of the underlying instrument. These factors may include the history of price changes in that underlying instrument and the time remaining to maturity. Citigroup may take long or short positions in the index, the underlying assets, options, futures contracts, forward contracts, swaps, or other derivative or similar instruments related to the index and the underlying assets. These other hedging activities may occur from time to time before the index warrants and indexed notes mature and will depend on market conditions and the value of the index and the underlying assets.

     In addition, Citigroup or one or more of its subsidiaries may purchase or otherwise acquire a long or short position in index warrants and indexed notes from time to time and may, in their sole discretion, hold, resell, exercise, cancel or retire such offered securities. Citigroup or one or more of its subsidiaries may also take hedging positions in other types of appropriate financial instruments that may become available in the future.

     If Citigroup or one or more of its subsidiaries has a long hedge position in, options contracts in, or other derivative or similar instruments related to, the underlying assets or index, Citigroup or one or more of its subsidiaries may liquidate all or a portion of its holdings at or about the time of the maturity of the index warrants and indexed notes. The aggregate amount and type of such positions are likely to vary over time depending on future market conditions and other factors. Citigroup is only able to determine profits or losses from any such position when the position is closed out and any offsetting position or positions are taken into account.

     Citigroup has no reason to believe that its hedging activity will have a material impact on the price of such options, swaps, futures contracts, options on the foregoing, or other derivative or similar instruments, or on the value of the index or the underlying assets. However, Citigroup cannot guarantee you that its hedging activities will not affect such prices or values. Citigroup will use the remainder of the proceeds from the sale of index warrants and indexed notes for the general corporate purposes described above.

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                            EUROPEAN MONETARY UNION

     The foreign currencies in which debt securities may be denominated or payments in respect of index warrants may be due or by which amounts due on the offered securities may be calculated could be issued by countries that participate in Stage III of European Economic and Monetary Union.

     Stage III began on January 1, 1999 for the eleven participating member states of the European Union that satisfied the economic convergence criteria in the Treaty on European Union: Austria, Belgium, Finland, France, Germany, Ireland, Italy, Luxembourg, The Netherlands, Portugal and Spain. Greece became an additional participating member state on January 1, 2001. Other member states of the European Union may also become participating member states.

     Stage III included the introduction of the euro, which is legal tender in the participating member states. On and after January 1, 2002, the national currencies of participating member states ceased to exist and the sole legal tender in such states is the euro. The European Union has adopted regulations providing specific rules for the introduction of the euro in substitution for the respective current national currencies of such member states, and may adopt additional regulations or legislation in the future relating to the euro. It is anticipated that these regulations or legislation will be supplemented by legislation of the individual member states.

                         DESCRIPTION OF DEBT SECURITIES

     The debt securities offered by this prospectus will be unsecured obligations of Citigroup and will be either senior or subordinated debt. Senior debt will be issued under a senior debt indenture. Subordinated debt will be issued under a subordinated debt indenture. The senior debt indenture and the subordinated debt indenture are sometimes referred to in this prospectus individually as an "indenture" and collectively as the "indentures." Forms of the indentures have been filed with the SEC and are incorporated by reference or included in the registration statement on Form S-3 (No. 333-102206) under the Securities Act of 1933 of which this prospectus forms a part.

     The following briefly summarizes the material provisions of the indentures and the debt securities, other than pricing and related terms disclosed in the accompanying prospectus supplement. You should read the more detailed provisions of the applicable indenture, including the defined terms, for provisions that may be important to you. You should also read the particular terms of a series of debt securities, which will be described in more detail in the applicable prospectus supplement. Copies of the indentures may be obtained from Citigroup or the applicable trustee. So that you may easily locate the more detailed provisions, the numbers in parentheses below refer to sections in the applicable indenture or, if no indenture is specified, to sections in each of the indentures. Wherever particular sections or defined terms of the applicable indenture are referred to, such sections or defined terms are incorporated into this prospectus by reference, and the statements in this prospectus are qualified by that reference.

     Unless otherwise provided in the applicable prospectus supplement, the trustee under the senior debt indenture will be The Bank of New York, and the trustee under the subordinated debt indenture will be Bank One Trust Company, N.A. Citigroup has appointed Citibank, N.A. to act as paying agent under each indenture.

GENERAL

     The indentures provide that unsecured senior or subordinated debt securities of Citigroup may be issued in one or more series, with different terms, in each case as authorized from time to time by Citigroup. Citigroup also has the right to "reopen" a previous issue of a series of debt securities by issuing additional debt securities of such series.

     Federal income tax consequences and other special considerations applicable to any debt securities issued by Citigroup at a discount or a premium will be described in the applicable prospectus supplement.

     Because Citigroup is a holding company, the claims of creditors of Citigroup's subsidiaries will have a priority over Citigroup's equity rights and the rights of Citigroup's creditors, including the holders of debt securities, to participate in the assets of the subsidiary upon the subsidiary's liquidation.

     The applicable prospectus supplement relating to any series of debt securities will describe the following terms, where applicable:

     - the title of the debt securities;

     - whether the debt securities will be senior or subordinated debt;

     - the total principal amount of the debt securities;

     - the percentage of the principal amount at which the debt securities will be sold and, if applicable, the method of determining the price;

     - the maturity date or dates;

     - the interest rate or the method of computing the interest rate;

     - the date or dates from which any interest will accrue, or how such date or dates will be determined, and the interest payment date or dates and any related record dates;

     - if other than in United States dollars, the currency or currency unit in which payment will be made;

     - if the amount of any payment may be determined with reference to an index or formula based on a currency or currency unit other than that in which the debt securities are payable, the manner in which the amounts will be determined;

     - if any payments may be made at the election of Citigroup or a holder of debt securities in a currency or currency unit other than that in which the debt securities are stated to be payable, the periods within which and the terms upon which such election may be made;

     - the location where payments on the debt securities will be made;

     - the terms and conditions on which the debt securities may be redeemed at the option of Citigroup;

     - any obligation of Citigroup to redeem, purchase or repay the debt securities at the option of a holder upon the happening of any event and the terms and conditions of redemption, purchase or repayment;

     - if other than the principal amount, the portion of the principal amount of the debt securities payable if the maturity is accelerated;

     - any provisions for the discharge of Citigroup's obligations relating to the debt securities by deposit of funds or United States government securities;

     - whether the debt securities are to trade in book-entry form and the terms and any conditions for exchanging the global security in whole or in part for paper certificates;

     - the date of any global security if other than the original issuance of the first debt security to be issued;

     - any material provisions of the applicable indenture described in this prospectus that do not apply to the debt securities;

     - whether the securities are to be issued in registered form, bearer form, or both; and

     - any other specific terms of the debt securities (Section 2.02).

     The terms on which a series of debt securities may be convertible into or exchangeable for common stock or other securities of Citigroup will be set forth in the prospectus supplement relating to such series. Such terms will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at the option of Citigroup. The terms may include provisions pursuant to which the number of shares of common stock or other securities of Citigroup to be received by the holders of such series of debt securities may be adjusted.

     The senior debt securities will be issued only in registered form. The subordinated debt securities may be issued in registered form, bearer form, or both. If bearer securities are issued, the United States Federal income tax consequences and other special considerations, procedures and limitations applicable to such bearer securities will be described in the applicable prospectus supplement. As currently anticipated, debt securities of a series will trade in book-entry form, and global notes will be issued in physical (paper) form, as described below under "Book-Entry Procedures and Settlement." Unless otherwise provided in the accompanying prospectus supplement, debt securities denominated in United States dollars will be issued only in denominations of $1,000 and whole multiples of $1,000 (Section 2.01). The prospectus supplement relating to offered securities denominated in a foreign currency will specify the denomination of the offered securities.

     The debt securities may be presented for exchange, and debt securities other than a global security may be presented for registration of transfer, at the principal trust office of the relevant trustee in New York City. Holders will not have to pay any service charge for any registration of transfer or exchange of debt securities, but Citigroup may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with such registration of transfer. (Section 2.05) Debt securities in bearer form will be transferable by delivery. Provisions with respect to the exchange of debt securities in bearer form will be described in the applicable prospectus supplement.

PAYMENT AND PAYING AGENTS

     Distributions on the debt securities other than those represented by global notes or bearer securities will be made in U.S. dollars against surrender of the debt securities at the principal office of the relevant trustee in New York City. Payment will be made to the registered holder at the close of business on the record date for such payment. Interest payments in U.S. dollars will be made at the principal trust office of the paying agent in New York City, or by a check mailed to the holder at his registered address (Sections 2.01 and 5.02). Payments in any other manner will be specified in the prospectus supplement.

SENIOR DEBT

     The senior debt securities will be issued under the senior debt indenture and will rank on an equal basis with all other unsecured debt of Citigroup except subordinated debt.

SUBORDINATED DEBT

     The subordinated debt securities will be issued under the subordinated debt indenture and will rank subordinated and junior in right of payment, to the extent set forth in the subordinated debt indenture, to all "Senior Indebtedness" (as defined below) of Citigroup.

     If Citigroup defaults in the payment of any principal of, or premium, if any, or interest on any Senior Indebtedness when it becomes due and payable after any applicable grace period, then, unless and until the default is cured or waived or ceases to exist, Citigroup cannot make a payment on account of or redeem or otherwise acquire the subordinated debt securities. Nevertheless, holders of subordinated debt securities may still receive and retain:

     - securities of Citigroup or any other corporation provided for by a plan of reorganization or readjustment that are subordinate, at least to the same extent that the subordinated debt securities are subordinate to Senior Indebtedness; and

     - payments made from a defeasance trust as described below.

     If there is any insolvency, bankruptcy, liquidation or other similar proceeding relating to Citigroup, its creditors or its property, then all Senior Indebtedness must be paid in full before any payment may be made to any holders of subordinated debt securities. Holders of subordinated debt securities must return and deliver any payments received by them, other than in a plan of reorganization or through a defeasance trust as described below, directly to the holders of Senior Indebtedness until all Senior Indebtedness is paid in full. (Subordinated Debt Indenture, Section 14.01).

     "Senior Indebtedness" means:

     (1) the principal, premium, if any, and interest in respect of (A) indebtedness of Citigroup for money borrowed and (B) indebtedness evidenced by securities, notes, debentures, bonds or other similar instruments issued by Citigroup, including the senior debt securities;

     (2) all capital lease obligations of Citigroup and any synthetic lease or tax retention operating lease;

     (3) all obligations of Citigroup issued or assumed as the deferred purchase price of property, all conditional sale obligations of Citigroup and all obligations of Citigroup under any conditional sale or title retention agreement, but excluding trade accounts payable in the ordinary course of business;

     (4) all obligations, contingent or otherwise, of Citigroup in respect of any letters of credit, bankers acceptance, security purchase facilities and similar credit transactions;

     (5) all obligations of Citigroup in respect of interest rate swap, cap or other agreements, interest rate future or options contracts, currency swap agreements, currency future or option contracts and other similar agreements;

     (6) all obligations of the type referred to in clauses (1) through (5) of other persons for the payment of which Citigroup is responsible or liable as obligor, guarantor or otherwise; and

     (7) all obligations of the type referred to in clauses (1) through (6) of other persons secured by any lien on any property or asset of Citigroup whether or not such obligation is assumed by Citigroup;

but Senior Indebtedness does not include:

     (a) subordinated debt securities;

     (b) any indebtedness that by its terms is subordinated to, or ranks on an equal basis with, subordinated debt securities including, without limitation, subordinated debt securities issued by Citigroup under an indenture with Bank One Trust Company, N.A. dated July 17, 1998, as supplemented; and

     (c) any indebtedness between or among Citigroup and its affiliates, including (1) any Junior Subordinated Debt, (2) any Capital Securities Guarantees and (3) all other debt securities and guarantees in respect of those debt securities issued to any other trust, or a trustee of such trust, partnership or other entity affiliated with Citigroup which is a financing vehicle of Citigroup in connection with the issuance by such financing vehicle of capital securities or other securities guaranteed by Citigroup pursuant to an instrument that ranks on an equal basis with, or junior to, the Capital Securities Guarantees.

     "Junior Subordinated Debt" means Citigroup's:

     - 6.950% Junior Subordinated Deferrable Interest Debentures due September 15, 2031;

     - 7 1/8% Junior Subordinated Deferrable Interest Debentures due July 31, 2031;

     - 6 7/8% Junior Subordinated Deferrable Interest Debentures due March 15, 2029;

     - 7% Junior Subordinated Deferrable Interest Debentures due November 15, 2028;

     - 6.850% Junior Subordinated Deferrable Interest Debentures due January 22, 2038;

     - 7 5/8% Junior Subordinated Deferrable Interest Debentures due December 1, 2036;

     - 7 3/4% Junior Subordinated Deferrable Interest Debentures due December 1, 2036;

     - other notes or other obligations which may be issued under the indenture, dated as of October 7, 1996, between Citigroup and JPMorgan Chase Bank, as trustee; and

     - indebtedness that is by its terms subordinated to, or ranks on an equal basis with, the Junior Subordinated Debt.

     "Capital Securities Guarantees" means the guarantees issued by Citigroup in connection with:

     - the 6.950% Capital Securities of Citigroup Capital VIII;

     - the 7 1/8% Capital Securities of Citigroup Capital VII;

     - the 6 7/8% Capital Securities of Citigroup Capital VI;

     - the 7% Trust Preferred Securities of Citigroup Capital V;

     - the 6.850% Trust Preferred Securities of Citigroup Capital IV;

     - the 7 5/8% Trust Preferred Securities of Citigroup Capital III;

     - the 7 3/4% Trust Preferred Securities of Citigroup Capital II; and

     - any existing or future preferred or preference stock, including capital securities, that is by its terms subordinated to, or ranks on an equal basis with, the Capital Securities.

COVENANTS

     Limitations on Liens. The senior debt indenture provides that Citigroup will not, and will not permit any Subsidiary to, incur, issue, assume or guarantee any indebtedness for money borrowed if such indebtedness is secured by a pledge of, lien on, or security interest in any shares of Voting Stock of any Significant Subsidiary, without providing that each series of senior debt securities and, at Citigroup's option, any other senior indebtedness ranking equally with such series of senior debt securities, is secured equally and ratably with such indebtedness. This limitation shall not apply to indebtedness secured by a pledge of, lien on or security interest in any shares of Voting Stock of any corporation at the time it becomes a Significant Subsidiary, including any renewals or extensions of such secured indebtedness (Senior Debt Indenture, Section 5.04). The subordinated debt indenture does not contain a similar provision.

     "Significant Subsidiary" means a Subsidiary, including its Subsidiaries, that meets any of the following conditions:

     - Citigroup's and its other Subsidiaries' investments in and advances to the Subsidiary exceed 10 percent of the total assets of Citigroup and its Subsidiaries consolidated as of the end of the most recently completed fiscal year;

     - Citigroup's and its other Subsidiaries' proportionate share of the total assets of the Subsidiary after intercompany eliminations exceeds 10 percent of the total assets of Citigroup and its Subsidiaries consolidated as of the end of the most recently completed fiscal year; or

     - Citigroup's and its other Subsidiaries' equity in the income from continuing operations before income taxes, extraordinary items and cumulative effect of a change in accounting principles of the Subsidiary exceeds 10 percent of such income of Citigroup and its Subsidiaries consolidated for the most recently completed fiscal year.

     "Subsidiary" means any corporation of which securities entitled to elect at least a majority of the corporation's directors shall at the time be owned, directly or indirectly, by Citigroup, and/or one or more Subsidiaries, except securities entitled to vote for directors only upon the happening of a contingency.

     "Voting Stock" means capital stock the holders of which have general voting power under ordinary circumstances to elect at least a majority of the board of directors of a corporation, except capital stock that carries only the right to vote conditioned on the happening of an event regardless of whether such event shall have happened (Senior Debt Indenture, Sections 1.02 and 5.04).

     Limitations on Mergers and Sales of Assets. The indentures provide that Citigroup will not merge or consolidate with another corporation or sell other than for cash or lease all or substantially all its assets to another corporation, or purchase all or substantially all the assets of another corporation unless:

     - either (1) Citigroup is the continuing corporation, or (2) the successor corporation, if other than Citigroup, expressly assumes by supplemental indenture the obligations evidenced by the securities issued pursuant to the indenture and

     - in the case of the senior debt indenture or if provided in the applicable prospectus supplement for a series of subordinated debt, immediately after the transaction, there would not be any default in the performance of any covenant or condition of the indenture (Senior Debt Indenture, Sections 5.05 and 14.01; Subordinated Debt Indenture, Section 15.01).

     Other than the restrictions described above, the indentures do not contain any covenants or provisions that would protect holders of the debt securities in the event of a highly leveraged transaction.

MODIFICATION OF THE INDENTURES

     Under the indentures, Citigroup and the relevant trustee can enter into supplemental indentures to establish the form and terms of any series of debt securities without obtaining the consent of any holder of debt securities.

     Citigroup and the trustee may, with the consent of the holders of at least 66 2/3% in aggregate principal amount of the senior debt securities of a series or at least a majority in aggregate principal amount of the subordinated debt securities of a series, modify the applicable indenture or the rights of the holders of the securities of such series to be affected.

     No such modification may, without the consent of the holder of each security so affected:

     - change the fixed maturity of any such securities;

     - reduce the rate of interest on such securities;

     - reduce the principal amount of such securities or the premium, if any, on such securities;

     - reduce the amount of the principal of any securities issued originally at a discount;

     - change the currency in which any such securities are payable; or

     - impair the right to sue for the enforcement of any such payment on or after the maturity of such securities.

     In addition, no such modification may:

     - reduce the percentage of securities referred to above whose holders need to consent to the modification without the consent of such holders; or

     - change, without the written consent of the trustee, the rights, duties or immunities of the trustee (Sections 13.01 and 13.02).

     In addition, the subordinated debt indenture may not be amended without the consent of each holder of subordinated debt securities affected thereby to modify the subordination of the subordinated debt securities issued under that indenture in a manner adverse to the holders of the subordinated debt securities (Subordinated Debt Indenture, Section 13.02).

EVENTS OF DEFAULT AND DEFAULTS

     Events of default under the senior debt indenture and defaults under the subordinated debt indenture are:

     - failure to pay required interest on any debt security of such series for 30 days;

     - failure to pay principal, other than a scheduled installment payment to a sinking fund or premium, if any, on any debt security of such series when due;

     - failure to make any required scheduled installment payment to a sinking fund for 30 days on debt securities of such series;

     - failure to perform for 90 days after notice any other covenant in the relevant indenture other than a covenant included in the relevant indenture solely for the benefit of a series of debt securities other than such series; and

     - certain events of bankruptcy or insolvency, whether voluntary or not (Senior Debt Indenture, Section 6.01; Subordinated Debt Indenture,
       Section 6.07).

     Unless otherwise specified in the prospectus supplement relating to any series of subordinated debt, the only events of default specified in the subordinated debt indenture are events of insolvency or bankruptcy, whether voluntary or not. There is no event of default, and accordingly there is no right of acceleration, in the case of a default in the payment of principal of, premium, if any, or interest on, subordinated debt securities, the performance of any other covenant of Citigroup in the subordinated indenture or any other default which is not also an event of default (Subordinated Debt Indenture, Sections 6.01 and 6.02).

     If an event of default regarding debt securities of any series issued under the indentures should occur and be continuing, either the trustee or the holders of 25% in the principal amount of outstanding debt securities of such series may declare each debt security of that series due and payable (Section 6.02). Citigroup is required to file annually with the trustee a statement of an officer as to the fulfillment by Citigroup of its obligations under the indenture during the preceding year (Senior Debt Indenture, Section 5.06; Subordinated Debt Indenture, Section 5.04).

     No event of default regarding one series of senior debt securities issued under the senior debt indenture is necessarily an event of default regarding any other series of senior debt securities (Senior Debt Indenture, Section 6.02).

     Holders of a majority in principal amount of the outstanding debt securities of any series will be entitled to control certain actions of the trustee under the indentures and to waive past defaults regarding such series (Sections 6.02 and 6.06). The trustee generally will not be under any obligation to act at the request, order or direction of any of the holders of debt securities, unless one or more of such holders shall have offered to the trustee reasonable security or indemnity (Section 10.01).

     If an event of default occurs regarding a series of debt securities, the trustee may use any sums that it collects under the relevant indenture for its own reasonable compensation and expenses incurred prior to paying the holders of debt securities of such series (Section 6.05).

     Before any holder of any series of debt securities may institute action for any remedy, except payment on such holder's debt security when due, the holders of not less than 25% in principal amount of the debt securities of that series outstanding must request the trustee to take action. Holders must also offer satisfactory security and indemnity against liabilities incurred by the trustee for taking such action (Section 6.07).

DEFEASANCE

     Senior Debt Indenture. If so specified when the senior debt securities of a particular series are created, after Citigroup has deposited with the trustee cash or U.S. government securities in trust for the benefit of the holders sufficient to pay the principal of, premium, if any, and interest on the senior debt securities of such series when due, then Citigroup, at its option:

     - will be deemed to have paid and satisfied its obligations on all outstanding senior debt securities of such series, which is known as "defeasance and discharge;" or

     - will cease to be under any obligation, other than to pay when due the principal of, premium, if any, and interest on such senior debt securities, relating to the senior debt securities of such series, which is known as "covenant defeasance."

     In the case of covenant defeasance, Citigroup must also deliver to the trustee an opinion of counsel to the effect that the holders of the senior debt securities of such series will have no federal income tax consequences as a result of such deposit.

     When there is a defeasance and discharge, (1) the senior debt indenture will no longer govern the senior debt securities of such series, (2) Citigroup will no longer be liable for payment and (3) the holders of such senior debt securities will be entitled only to the deposited funds. When there is a covenant defeasance, however, Citigroup will continue to be obligated to make payments when due if the deposited funds are not sufficient.

     The obligations and rights under the senior debt indenture regarding compensation, reimbursement and indemnification of the trustee, optional redemption, mandatory and optional scheduled installment payments, if any, registration of transfer and exchange of the senior debt securities of such series, replacement of mutilated, destroyed, lost or stolen senior debt securities and certain other administrative provisions will continue even if Citigroup exercises its defeasance and discharge or covenant defeasance options (Senior Debt Indenture, Sections 11.03 and 11.04).

     Under current federal income tax law, defeasance and discharge should probably be treated as a taxable exchange of the senior debt securities for an interest in the trust. As a consequence, each holder of the senior debt securities would recognize gain or loss equal to the difference between the value of the holder's interest in the trust and holder's tax basis for the senior debt securities deemed exchanged. Each holder would then be required to include in income his share of any income, gain and loss recognized by the trust. Even though federal income tax on the deemed exchange would be imposed on a holder, the holder would not receive any cash until the maturity or an earlier redemption of the senior debt securities, except for any current interest payments. Prospective investors are urged to consult their tax advisors as to the specific consequences of a defeasance and discharge, including the applicability and effect of tax laws other than the federal income tax law.

     Under current federal income tax law, a covenant defeasance would not be treated as a taxable exchange of senior debt securities.

     Subordinated Debt Indenture. The defeasance and discharge and covenant defeasance provisions contained in the subordinated debt indenture are substantially the same as those described above for the senior debt indenture (Subordinated Debt Indenture, Sections 11.01, 11.02, 11.03, 11.04 and 11.05).

     Under the subordinated debt indenture, Citigroup must also deliver to the trustee an opinion of counsel to the effect that the holders of the subordinated debt securities will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance and discharge or covenant defeasance and that federal income tax would be imposed on the holders in the same manner as if such defeasance and discharge had not occurred. In the case of a defeasance and discharge, such opinion must be based upon a ruling or administrative pronouncement of the Internal Revenue Service.

CONCERNING THE TRUSTEES

     Citigroup has had and may continue to have banking relationships with the trustees in the ordinary course of business.

                         DESCRIPTION OF INDEX WARRANTS

     The following briefly summarizes the material terms and provisions of the index warrants, other than pricing and related terms disclosed in the accompanying prospectus supplement. You should read the particular terms of the index warrants that are offered by Citigroup, which will be described in more detail in a prospectus supplement. The prospectus supplement will also state whether any of the general provisions summarized below do not apply to the index warrants being offered.

     Index warrants may be issued independently or together with debt securities and may be attached to or separate from any such offered securities. Each series of index warrants will be issued under a separate index warrant agreement to be entered into between Citigroup and a bank or trust company, as index warrant agent. A single bank or trust company may act as index warrant agent for more than one series of index warrants. The index warrant agent will act solely as the agent of Citigroup under the applicable index warrant agreement and will not assume any obligation or relationship of agency or trust for or with any owners of index warrants. A copy of the form of index warrant agreement, including the form of certificate or global certificate that will represent the index warrant certificate, will be filed as an exhibit to a document incorporated by reference in the registration statement of which this prospectus forms a part. You should read the more detailed provisions of the index warrant agreement and the index warrant certificate or index warrant global certificate for provisions that may be important to you.

GENERAL

     The index warrant agreement does not limit the number of index warrants that may be issued. Citigroup will have the right to "reopen" a previous series of index warrants by issuing additional index warrants of such series.

     Each index warrant will entitle the warrant holder to receive from Citigroup, upon exercise, cash or securities. The amount in cash or number of securities will be determined by referring to an index calculated on the basis of prices, yields, levels or other specified objective measures in respect of:

     - one or more specified securities or securities indices;

     - one or more specified foreign currencies or currency indices;

     - a combination thereof; or

     - changes in such measure or differences between two or more such measures.

     The prospectus supplement for a series of index warrants will describe the formula or methodology to be applied to the relevant index or indices to determine the amount payable or distributable on the index warrants.

     If so specified in the prospectus supplement, the index warrants will entitle the warrant holder to receive from Citigroup a minimum or maximum amount upon automatic exercise at expiration or the happening of any other event described in the prospectus supplement.

     The index warrants will be deemed to be automatically exercised upon expiration. Upon such automatic exercise, warrant holders will be entitled to receive the cash amount or number of securities due, if any, on such exercise.

     You should read the prospectus supplement applicable to a series of index warrants for any circumstances in which the payment or distribution or the determination of the payment or distribution on the index warrants may be postponed or exercised early or cancelled. The amount due after any such delay or postponement, or early exercise or cancellation, will be described in the applicable prospectus supplement.

     Unless otherwise specified in the applicable prospectus supplement, Citigroup will not purchase or take delivery of or sell or deliver any securities or currencies, including the underlying assets, other than the payment of any cash or distribution of any securities due on the index warrants, from or to warrant holders pursuant to the index warrants.

     The applicable prospectus supplement relating to a series of index warrants will describe the following:

     - the aggregate number of such index warrants;

     - the offering price of such index warrants;

     - the measure or measures by which payment or distribution on such index warrants will be determined;

     - certain information regarding the underlying securities, foreign currencies or indices;

     - the amount of cash or number of securities due, or the means by which the amount of cash or number of securities due may be calculated, on exercise of the index warrants, including automatic exercise, or upon cancellation;

     - the date on which the index warrants may first be exercised and the date on which they expire;

     - any minimum number of index warrants exercisable at any one time;

     - any maximum number of index warrants that may, at Citigroup's election, be exercised by all warrant holders or by any person or entity on any day;

     - any provisions permitting a warrant holder to condition an exercise of index warrants;

     - the method by which the index warrants may be exercised;

     - the currency in which the index warrants will be denominated and in which payments on the index warrants will be made or the securities that may be distributed in respect of the index warrants;

     - the method of making any foreign currency translation applicable to payments or distributions on the index warrants;

     - the method of providing for a substitute index or indices or otherwise determining the amount payable in connection with the exercise of index warrants if an index changes or is no longer available;

     - the time or times at which amounts will be payable or distributable in respect of such index warrants following exercise or automatic exercise;

     - any national securities exchange on, or self-regulatory organization with, which such index warrants will be listed;

     - any provisions for issuing such index warrants in certificated form;

     - if such index warrants are not issued in book-entry form, the place or places at and the procedures by which payments or distributions on the index warrants will be made; and

     - any other terms of such index warrants.

     Prospective purchasers of index warrants should be aware of special United States federal income tax considerations applicable to instruments such as the index warrants. The prospectus supplement relating to each series of index warrants will describe these tax considerations. The summary of United States federal income tax considerations contained in the prospectus supplement will be presented for informational purposes only, however, and will not be intended as legal or tax advice to prospective purchasers. You are urged to consult your tax advisors before purchasing any index warrants.

LISTING

     Unless otherwise indicated in the prospectus supplement, the index warrants will be listed on a national securities exchange or with a self-regulatory organization, in each case as specified in the prospectus supplement. It is expected that such organization will stop trading a series of index warrants as of the close of business on the related expiration date of such index warrants.

MODIFICATION

     The index warrant agreement and the terms of the related index warrants may be amended by Citigroup and the index warrant agent, without the consent of the holders of any index warrants, for any of the following purposes:

     - curing any ambiguity or curing, correcting or supplementing any defective or inconsistent provision;

     - maintaining the listing of such index warrants on any national securities exchange or with any other self-regulatory organization;

     - registering such index warrants under the Exchange Act, permitting the issuance of individual index warrant certificates to warrant holders, reflecting the issuance by Citigroup of additional index warrants of the same series or reflecting the appointment of a successor depositary; or

     - for any other purpose which Citigroup may deem necessary or desirable and which will not materially and adversely affect the interests of the warrant holders.

     Citigroup and the index warrant agent also may modify or amend the index warrant agreement and the terms of the related index warrants, with the consent of the holders of not less than a majority of the then outstanding warrants of each series affected by such modification or amendment, for any purpose. However, no such modification or amendment may be made without the consent of each holder affected thereby if such modification or amendment:

     - changes the amount to be paid to the warrant holder or the manner in which that amount is to be determined;

     - shortens the period of time during which the index warrants may be exercised;

     - otherwise materially and adversely affects the exercise rights of the holders of the index warrants; or

     - reduces the percentage of the number of outstanding index warrants the consent of whose holders is required for modification or amendment of the index warrant agreement or the terms of the related index warrants.

MERGER, CONSOLIDATION, SALE OR OTHER DISPOSITION

     If at any time there is a merger or consolidation involving Citigroup or a sale, transfer, conveyance, other than lease, or other disposition of all or substantially all of the assets of Citigroup, then the assuming corporation will succeed to the obligations of Citigroup under the index warrant agreement and the related index warrants. Citigroup will then be relieved of any further obligation under the index warrant agreement and index warrants.

ENFORCEABILITY OF RIGHTS BY WARRANT HOLDERS

     Any warrant holder may, without the consent of the index warrant agent or any other warrant holder, enforce by appropriate legal action on its own behalf his right to exercise, and to receive payment for, its index warrants.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

     As of the date of this prospectus, Citigroup's authorized capital stock consists of 15 billion shares of common stock and 30 million shares of preferred stock. The following briefly summarizes the material terms of Citigroup's common stock and outstanding preferred stock. You should read the more detailed provisions of Citigroup's certificate of incorporation and the certificate of designation relating to a series of preferred stock for provisions that may be important to you.

COMMON STOCK

     As of September 30, 2002, Citigroup had outstanding approximately 5.0 billion shares of its common stock. Each holder of common stock is entitled to one vote per share for the election of directors and for all other matters to be voted on by Citigroup's stockholders. Except as otherwise provided by law, the holders of shares of common stock vote as one class. Holders of common stock may not cumulate their votes in the election of directors, and are entitled to share equally in the dividends that may be declared by the board of directors, but only after payment of dividends required to be paid on outstanding shares of preferred stock.

     Upon voluntary or involuntary liquidation, dissolution or winding up of Citigroup, the holders of the common stock share ratably in the assets remaining after payments to creditors and provision for the preference of any preferred stock. There are no preemptive or other subscription rights, conversion rights or redemption or scheduled installment payment provisions relating to shares of common stock. All of the outstanding shares of common stock are fully paid and nonassessable. The transfer agent and registrar for the common stock is Citibank, N.A. The common stock is listed on the New York Stock Exchange and the Pacific Exchange under the symbol "C".

PREFERRED STOCK

     The general terms of Citigroup's preferred stock are described below under "Description of Preferred Stock."

     As of the date of this prospectus, Citigroup had outstanding the following series of preferred stock with the following terms:

                                NUMBER                         REDEMPTION         DATE NEXT
                               OF SHARES       DIVIDENDS       PRICE PER         REDEEMABLE            GENERAL
TITLE OF SERIES               OUTSTANDING       PER YEAR       SHARE ($)        BY CITIGROUP        VOTING RIGHTS
---------------               -----------   ----------------   ----------   ---------------------   -------------
6.365% Cumulative Preferred
  Stock, Series F...........   1,600,000         6.365%              250        June 16, 2007          No
6.213% Cumulative Preferred
  Stock, Series G...........     800,000         6.213%              250        July 11, 2007          No
6.231% Cumulative Preferred
  Stock, Series H...........     800,000         6.231%              250      September 8, 2007        No
5.864% Cumulative Preferred
  Stock, Series M...........     800,000         5.864%              250       October 8, 2007         No
Adjustable Rate Cumulative
  Preferred Stock, Series
  Q.........................     700,000    Variable Rate(1)         250         On any date           No
Adjustable Rate Cumulative
  Preferred Stock, Series
  R.........................     400,000    Variable Rate(1)         250         On any date           No
Fixed Adjustable Rate
  Cumulative Preferred
  Stock, Series V...........     250,000    Variable Rate(2)         500    February 15, 2006(4)       No
Cumulative Adjustable Rate
  Preferred Stock, Series
  Y.........................       2,262    Variable Rate(3)     100,000     On any payment date       No
5.321% Cumulative Preferred
  Stock, Series YY..........         987         5.321%        1,000,000      December 22, 2018        No
6.767% Cumulative Preferred
  Stock, Series YYY.........       2,597         6.767%        1,000,000      February 27, 2022        No

     Where the above table indicates that the holders of the preferred stock have no general voting rights, this means that they do not vote on matters submitted to a vote of the common stockholders. However, the holders of this preferred stock do have other special voting rights (1) that are required by law, (2) that apply if there is a default in paying dividends for the equivalent of six calendar quarters, in some cases whether or not consecutive and (3) when Citigroup wants to create any class of stock having a preference as to dividends or distributions of assets over such series or alter or change the provisions of the certificate of incorporation so as to adversely affect the powers, preferences or rights of the holders of such series. These special voting rights apply to all series of preferred stock listed above.
---------------
(1) For each dividend period the dividend rate will be equal to 84% of the Effective Rate, but not less than 4.50% per year or more than 10.50% per year. The "Effective Rate" for any dividend period will be equal to the highest of the Treasury Bill Rate, the Ten Year Constant Maturity Rate and the Thirty Year Constant Maturity Rate, each as defined in the relevant part of the certificate of incorporation.

(2) The Series V Preferred Stock provides for a cumulative dividend at a rate that changes over time. For each dividend period up to but not including February 15, 2006, the dividend rate will be 5.86% per year. For each dividend period beginning on or after February 15, 2006, the dividend rate will be equal to 0.50% plus the Effective Rate, but not less than 6.00% or more than 12.00%. The dividend rate will be increased in the event of specified changes in the Internal Revenue Code that would decrease the dividends received deduction applicable to corporate stockholders.

(3) The holders of the Series Y Preferred Stock are entitled to a cumulative quarterly dividend at an annual rate equal to the greater of (a) the Short Term Rate and (b) 4.85%. The "Short Term Rate" generally will be equal to either 85% or 78% of the Money Market Yield, as defined in the certificate of incorporation, of the 90-day rate for commercial paper multiplied by the stock's $100,000 per share liquidation value.

(4) Prior to February 15, 2006, in the event of specified changes in the Internal Revenue Code that would decrease the dividends received deduction applicable to corporate stockholders, Citigroup at its option may redeem all, but not less than all, of the Series V Preferred Stock at a price declining over time from $520 per share to $500 per share.

IMPORTANT PROVISIONS OF CITIGROUP'S CERTIFICATE OF INCORPORATION AND BY-LAWS

     Business Combinations. The certificate of incorporation generally requires the affirmative vote of at least 66 2/3% of the votes entitled to be cast by the holders of the then outstanding shares of voting stock, voting together as a single class, to approve any merger or other business combination between Citigroup and any interested stockholder, unless (1) the transaction has been approved by a majority of the continuing directors of Citigroup or (2) minimum price, form of consideration and procedural requirements are satisfied. An "interested stockholder" as defined in the certificate of incorporation generally means a person who owns at least 25% of the voting stock of Citigroup. A "continuing director", as defined in the certificate of incorporation, generally means a director who is not related to an interested stockholder who held that position before an interested stockholder became an interested stockholder.

     Amendments to Certificate of Incorporation and By-Laws. The affirmative vote of the holders of at least 75% of the voting power of the shares entitled to vote for the election of directors is required to amend the provisions of the certificate of incorporation relating to the issuance of preferred stock or common stock. Amendments of provisions of the certificate of incorporation relating to business combinations generally require a vote of the holders of 66 2/3% of the then outstanding shares of voting stock, unless 75% of the board of directors recommend such amendment and the directors comprising such 75% would qualify as continuing directors. The board of directors, at any meeting, may alter or amend the by-laws upon the affirmative vote of at least 66 2/3% of the entire board of directors.

     Vacancies. Vacancies on the board of directors resulting from an increase in the number of directors may be filled by a majority of the board of directors then in office, so long as a quorum is present. Any other vacancies on the board of directors may be filled by a majority of the directors then in office, even if less than a quorum. Any director elected to fill a vacancy that did not result from increasing the size of the board of directors shall hold office for a term coinciding with the predecessor director's remaining term.

                         DESCRIPTION OF PREFERRED STOCK

     The following briefly summarizes the material terms of Citigroup's preferred stock, other than pricing and related terms disclosed in the accompanying prospectus supplement. You should read the particular terms of any series of preferred stock offered by Citigroup which will be described in more detail in any prospectus supplement relating to such series, together with the more detailed provisions of Citigroup's restated certificate of incorporation and the certificate of designation relating to each particular series of preferred stock for provisions that may be important to you. The certificate of incorporation, as amended and restated, is incorporated by reference into the registration statement of which this prospectus forms a part. The certificate of designation relating to the particular series of preferred stock offered by the accompanying prospectus supplement and this prospectus will be filed as an exhibit to a document incorporated by reference in the registration statement. The prospectus supplement will also state whether any of the terms summarized below do not apply to the series of preferred stock being offered. For a description of Citigroup's outstanding preferred stock, see "Description of Capital Stock."

     Under Citigroup's certificate of incorporation, the board of directors of Citigroup is authorized to issue shares of preferred stock in one or more series, and to establish from time to time a series of preferred stock with the following terms specified:

     - the number of shares to be included in the series;

     - the designation, powers, preferences and rights of the shares of the series; and

     - the qualifications, limitations or restrictions of such series.

     Prior to the issuance of any series of preferred stock, the board of directors of Citigroup will adopt resolutions creating and designating the series as a series of preferred stock and the resolutions will be filed in a certificate of designation as an amendment to the certificate of incorporation. The term "board of directors of Citigroup" includes any duly authorized committee.

     The rights of holders of the preferred stock offered may be adversely affected by the rights of holders of any shares of preferred stock that may be issued in the future. The board of directors may cause shares of preferred stock to be issued in public or private transactions for any proper corporate purpose. Examples of proper corporate purposes include issuances to obtain additional financing in connection with acquisitions or otherwise, and issuances to officers, directors and employees of Citigroup and its subsidiaries pursuant to benefit plans or otherwise. Shares of preferred stock issued by Citigroup may have the effect of rendering more difficult or discouraging an acquisition of Citigroup deemed undesirable by the board of directors of Citigroup.

     Under existing interpretations of The Board of Governors of the Federal Reserve System, if the holders of the preferred stock become entitled to vote for the election of directors because dividends on the preferred stock are in arrears as described below, preferred stock may then be deemed a "class of voting securities" and a holder of 25% or more of the preferred stock or a holder of 5% or more of the preferred stock that is otherwise a bank holding company may then be regulated as a "bank holding company" with respect to Citigroup in accordance with the Bank Holding Company Act. In addition, at such time:

     - any bank holding company or foreign bank with a U.S. presence generally would be required to obtain the approval of the Federal Reserve Board under the BHC Act to acquire or retain 5% or more of the preferred stock; and

     - any person other than a bank holding company may be required to obtain the approval of the Federal Reserve Board under the Change in Bank Control Act to acquire or retain 10% or more of the preferred stock.

Before exercising its option to redeem any shares of preferred stock, Citigroup will obtain the approval of the Federal Reserve Board if then required by applicable law.

     The preferred stock will be, when issued, fully paid and nonassessable. Holders of preferred stock will not have any preemptive or subscription rights to acquire more stock of Citigroup.

     The transfer agent, registrar, dividend disbursing agent and redemption agent for shares of each series of preferred stock will be named in the prospectus supplement relating to such series.

RANK

     Unless otherwise specified in the prospectus supplement relating to the shares of a series of preferred stock, such shares will rank on an equal basis with each other series of preferred stock and prior to the common stock as to dividends and distributions of assets.

DIVIDENDS

     Holders of each series of preferred stock will be entitled to receive cash dividends when, as and if declared by the board of directors of Citigroup out of funds legally available for dividends. The rates and dates of payment of dividends will be set forth in the prospectus supplement relating to each series of preferred stock. Dividends will be payable to holders of record of preferred stock as they appear on the books of Citigroup or, if applicable, the records of the depositary referred to below under "Description of Depositary Shares," on the record dates fixed by the board of directors. Dividends on a series of preferred stock may be cumulative or noncumulative.

     Citigroup may not declare, pay or set apart for payment dividends on the preferred stock unless full dividends on other series of preferred stock that rank on an equal or senior basis have been paid or sufficient funds have been set apart for payment for

     - all prior dividend periods of other series of preferred stock that pay dividends on a cumulative basis; or

     - the immediately preceding dividend period of other series of preferred stock that pay dividends on a noncumulative basis.

     Partial dividends declared on shares of preferred stock and each other series of preferred stock ranking on an equal basis as to dividends will be declared pro rata. A pro rata declaration means that the ratio of dividends declared per share to accrued dividends per share will be the same for each series of preferred stock.

     Similarly, Citigroup may not declare, pay or set apart for payment non-stock dividends or make other payments on the common stock or any other stock of Citigroup ranking junior to the preferred stock until full dividends on the preferred stock have been paid or set apart for payment for

     - all prior dividend periods if the preferred stock pays dividends on a cumulative basis; or

     - the immediately preceding dividend period if the preferred stock pays dividends on a noncumulative basis.

CONVERSION AND EXCHANGE

     The prospectus supplement for a series of preferred stock will state the terms, if any, on which shares of that series are convertible into or exchangeable for shares of Citigroup's common stock.

REDEMPTION

     If so specified in the applicable prospectus supplement, a series of preferred stock may be redeemable at any time, in whole or in part, at the option of Citigroup or the holder thereof and may be mandatorily redeemed.

     Any partial redemptions of preferred stock will be made in a way that the board of directors decides is equitable.

     Unless Citigroup defaults in the payment of the redemption price, dividends will cease to accrue after the redemption date on shares of preferred stock called for redemption and all rights of holders of such shares will terminate except for the right to receive the redemption price.

LIQUIDATION PREFERENCE

     Upon any voluntary or involuntary liquidation, dissolution or winding up of Citigroup, holders of each series of preferred stock will be entitled to receive distributions upon liquidation in the amount set forth in the prospectus supplement relating to such series of preferred stock, plus an amount equal to any accrued and unpaid dividends. Such distributions will be made before any distribution is made on any securities ranking junior relating to liquidation, including common stock.

     If the liquidation amounts payable relating to the preferred stock of any series and any other securities ranking on a parity regarding liquidation rights are not paid in full, the holders of the preferred stock of such series and such other securities will share in any such distribution of available assets of Citigroup on a ratable basis in proportion to the full liquidation preferences. Holders of such series of preferred stock will not be entitled to any other amounts from Citigroup after they have received their full liquidation preference.

VOTING RIGHTS

     The holders of shares of preferred stock will have no voting rights, except:

     - as otherwise stated in the prospectus supplement;

     - as otherwise stated in the certificate of designation establishing such series; and

     - as required by applicable law.

                        DESCRIPTION OF DEPOSITARY SHARES

     The following briefly summarizes the material provisions of the deposit agreement and of the depositary shares and depositary receipts, other than pricing and related terms disclosed in the accompanying prospectus supplement. You should read the particular terms of any depositary shares and any depositary receipts that are offered by Citigroup and any deposit agreement relating to a particular series of preferred stock which will be described in more detail in a prospectus supplement. The prospectus supplement will also state whether any of the generalized provisions summarized below do not apply to the depositary shares or depositary receipts being offered. A copy of the form of deposit agreement, including the form of depositary receipt, is incorporated by reference as an exhibit in the registration statement of which this prospectus forms a part. You should read the more detailed provisions of the deposit agreement and the form of depositary receipt for provisions that may be important to you.

GENERAL

     Citigroup may, at its option, elect to offer fractional shares of preferred stock, rather than full shares of preferred stock. In such event, Citigroup will issue receipts for depositary shares, each of which will represent a fraction of a share of a particular series of preferred stock.

     The shares of any series of preferred stock represented by depositary shares will be deposited under a deposit agreement between Citigroup and a bank or trust company selected by Citigroup having its principal office in the United States and having a combined capital and surplus of at least $50,000,000, as preferred stock depositary. Each owner of a depositary share will be entitled to all the rights and preferences of the underlying preferred stock, including dividend, voting, redemption, conversion and liquidation rights, in proportion to the applicable fraction of a share of preferred stock represented by such depositary share.

     The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of preferred stock in accordance with the terms of the applicable prospectus supplement.

DIVIDENDS AND OTHER DISTRIBUTIONS

     The preferred stock depositary will distribute all cash dividends or other cash distributions received in respect of the deposited preferred stock to the record holders of depositary shares relating to such preferred stock in proportion to the number of such depositary shares owned by such holders.

     The preferred stock depositary will distribute any property received by it other than cash to the record holders of depositary shares entitled thereto. If the preferred stock depositary determines that it is not feasible to make such distribution, it may, with the approval of Citigroup, sell such property and distribute the net proceeds from such sale to such holders.

REDEMPTION OF PREFERRED STOCK

     If a series of preferred stock represented by depositary shares is to be redeemed, the depositary shares will be redeemed from the proceeds received by the preferred stock depositary resulting from the redemption, in whole or in part, of such series of preferred stock. The depositary shares will be redeemed by the preferred stock depositary at a price per depositary share equal to the applicable fraction of the redemption price per share payable in respect of the shares of preferred stock so redeemed.

     Whenever Citigroup redeems shares of preferred stock held by the preferred stock depositary, the preferred stock depositary will redeem as of the same date the number of depositary shares representing the shares of preferred stock so redeemed. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by the preferred stock depositary by lot or ratably or by any other equitable method as the preferred stock depositary may decide.

WITHDRAWAL OF PREFERRED STOCK

     Unless the related depositary shares have previously been called for redemption, any holder of depositary shares may receive the number of whole shares of the related series of preferred stock and any money or other property represented by such depositary receipts after surrendering the depositary receipts at the corporate trust office of the preferred stock depositary. Holders of depositary shares making such withdrawals will be entitled to receive whole shares of preferred stock on the basis set forth in the related prospectus supplement for such series of preferred stock.

     However, holders of such whole shares of preferred stock will not be entitled to deposit such preferred stock under the deposit agreement or to receive depositary receipts for such preferred stock after such withdrawal. If the depositary shares surrendered by the holder in connection with such withdrawal exceed the number of depositary shares that represent the number of whole shares of preferred stock to be withdrawn, the preferred stock depositary will deliver to such holder at the same time a new depositary receipt evidencing such excess number of depositary shares.

VOTING DEPOSITED PREFERRED STOCK

     Upon receipt of notice of any meeting at which the holders of any series of deposited preferred stock are entitled to vote, the preferred stock depositary will mail the information contained in such notice of meeting to the record holders of the depositary shares relating to such series of preferred stock. Each record holder of such depositary shares on the record date will be entitled to instruct the preferred stock depositary to vote the amount of the preferred stock represented by such holder's depositary shares. The preferred stock depositary will try to vote the amount of such series of preferred stock represented by such depositary shares in accordance with such instructions.

     Citigroup will agree to take all reasonable actions that the preferred stock depositary determines are necessary to enable the preferred stock depositary to vote as instructed. The preferred stock depositary will vote all shares of any series of preferred stock held by it proportionately with instructions received if it does not receive specific instructions from the holders of depositary shares representing such series of preferred stock.

AMENDMENT AND TERMINATION OF THE DEPOSIT AGREEMENT

     The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may at any time be amended by agreement between Citigroup and the preferred stock depositary. However, any amendment that imposes additional charges or materially and adversely alters any substantial existing right of the holders of depositary shares will not be effective unless such amendment has been approved by the holders of at least a majority of the affected depositary shares then outstanding. Every holder of an outstanding depositary receipt at the time any such amendment becomes effective, or any transferee of such holder, shall be deemed, by continuing to hold such depositary receipt, or by reason of the acquisition thereof, to consent and agree to such amendment and to be bound by the deposit agreement, which has been amended thereby. The deposit agreement automatically terminates if:

     - all outstanding depositary shares have been redeemed;

     - each share of preferred stock has been converted into or exchanged for common stock; or

     - a final distribution in respect of the preferred stock has been made to the holders of depositary shares in connection with any liquidation, dissolution or winding up of Citigroup.

The deposit agreement may be terminated by Citigroup at any time and the preferred stock depositary will give notice of such termination to the record holders of all outstanding depositary receipts not less than 30 days prior to the termination date. In such event, the preferred stock depositary will deliver or make available for delivery to holders of depositary shares, upon surrender of such depositary shares, the number of whole or fractional shares of the related series of preferred stock as are represented by such depositary shares.

CHARGES OF PREFERRED STOCK DEPOSITARY; TAXES AND OTHER GOVERNMENTAL CHARGES

     No fees, charges and expenses of the preferred stock depositary or any agent of the preferred stock depositary or of any registrar shall be payable by any person other than Citigroup, except for any taxes and other governmental charges and except as provided in the deposit agreement. If the preferred stock depositary incurs fees, charges or expenses for which it is not otherwise liable hereunder at the election of a holder of a depositary receipt or other person, such holder or other person will be liable for such fees, charges and expenses.

RESIGNATION AND REMOVAL OF DEPOSITARY

     The preferred stock depositary may resign at any time by delivering to Citigroup notice of its intent to do so, and Citigroup may at any time remove the preferred stock depositary, any such resignation or removal to take effect upon the appointment of a successor preferred stock depositary and its acceptance of such appointment. Such successor preferred stock depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

MISCELLANEOUS

     The preferred stock depositary will forward all reports and communications from Citigroup which are delivered to the preferred stock depositary and which Citigroup is required to furnish to the holders of the deposited preferred stock.

     Neither the preferred stock depositary nor Citigroup will be liable if it is prevented or delayed by law or any circumstances beyond its control in performing its obligations under the deposit agreement. The obligations of Citigroup and the preferred stock depositary under the deposit agreement will be limited to performance with honest intentions of their duties thereunder and they will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares, depositary receipts or shares of preferred stock unless satisfactory indemnity is furnished. Citigroup and the preferred stock depositary may rely upon written advice of counsel or accountants, or upon information provided by holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.

                      BOOK-ENTRY PROCEDURES AND SETTLEMENT

     Most series of debt securities and index warrants will be book-entry securities. Upon issuance, all book-entry securities of the same issue will be represented by one or more fully registered global securities, without interest coupons. Each global security will be deposited with, or on behalf of, The Depository Trust Company, a securities depositary, and will be registered in the name of DTC or a nominee of DTC. DTC will thus be the only registered holder of these debt securities or index warrants and will be considered the sole owner of the securities for purposes of the indenture or index warrant agreement.

     Purchasers may only hold interests in the global notes or index warrants through DTC if they are a participant in the DTC system. Purchasers may also hold interests through a securities intermediary -- banks, brokerage houses and other institutions that maintain securities accounts for customers -- that has an account with DTC or its nominee. DTC will maintain accounts showing the securities holdings of its participants, and these participants will in turn maintain accounts showing the securities holdings of their customers. Some of these customers may themselves be securities intermediaries holding debt securities or index warrants for their customers. Thus, each beneficial owner of a book-entry security will hold that security indirectly through a hierarchy of intermediaries, with DTC at the "top" and the beneficial owner's own securities intermediary at the "bottom."

     The securities of each beneficial owner of a book-entry security will be evidenced solely by entries on the books of the beneficial owner's securities intermediary. The actual purchaser of the securities will generally not be entitled to have the securities represented by the global securities registered in its name and will not be considered the owner under the indenture or index warrant agreement. In most cases, a beneficial owner will also not be able to obtain a paper certificate evidencing the holder's ownership of securities. The book-entry system for holding securities eliminates the need for physical movement of certificates and is the system through which most publicly traded common stock is held in the United States. However, the laws of some jurisdictions require some purchasers of securities to take physical delivery of their securities in definitive form. These laws may impair the ability to transfer or pledge book-entry securities.

     A beneficial owner of book-entry securities represented by a global security may exchange the securities for definitive (paper) securities only if:

     (a) DTC is unwilling or unable to continue as depositary for such global security and Citigroup is unable to find a qualified replacement for DTC within 90 days;

     (b) at any time DTC ceases to be a clearing agency registered under the Securities Exchange Act of 1934; or

     (c) Citigroup in its sole discretion decides to allow some or all book-entry securities to be exchangeable for definitive securities in registered form.

     Unless we indicate otherwise in the applicable prospectus supplement, any global security that is exchangeable will be exchangeable in whole for definitive securities in registered form, with the same terms and of an equal aggregate principal amount, in denominations of $1,000 and whole multiples of $1,000. Definitive notes or index warrants will be registered in the name or names of the person or persons specified by DTC in a written instruction to the registrar of the securities. DTC may base its written instruction upon directions it receives from its participants.

     In this prospectus and the accompanying prospectus supplement, for book-entry securities, references to actions taken by security holders will mean actions taken by DTC upon instructions from its participants, and references to payments and notices of redemption to security holders will mean payments and notices of redemption to DTC as the registered holder of the securities for distribution to participants in accordance with DTC's procedures.

     DTC is a limited purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of the New York banking law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under section 17A of the Securities Exchange Act of 1934. The rules applicable to DTC and its participants are on file with the SEC.

     Citigroup will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the book-entry securities or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

     The information in this section about DTC has been provided by DTC for information purposes only. Citigroup takes no responsibility for the accuracy of this information, and this information is not intended to serve as a representation, warranty or contract modification of any kind.

                              PLAN OF DISTRIBUTION

     Citigroup may offer the offered securities in one or more of the following ways from time to time:

     - to or through underwriters or dealers;

     - by itself directly;

     - through agents; or

     - through a combination of any of these methods of sale.

     Any such underwriters, dealers or agents may include any broker-dealer subsidiary of Citigroup.

     The prospectus supplement relating to an offering of offered securities will set forth the terms of such offering, including:

     - the name or names of any underwriters, dealers or agents;

     - the purchase price of the offered securities and the proceeds to Citigroup from such sale;

     - any underwriting discounts and commissions or agency fees and other items constituting underwriters' or agents' compensation;

     - the initial public offering price;

     - any discounts or concessions to be allowed or reallowed or paid to dealers; and

     - any securities exchanges on which such offered securities may be listed.

Any initial public offering prices, discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

     In compliance with the guidelines of the National Association of Securities Dealers, Inc., the maximum discount or commission to be received by any NASD member or independent broker-dealer may not exceed 8% of the aggregate amount of the securities offered pursuant to this prospectus and any applicable prospectus supplement; however, it is anticipated that the maximum commission or discount to be received in any particular offering of securities will be significantly less than this amount.

     If underwriters are used in an offering of offered securities, such offered securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be offered either to the public through underwriting syndicates represented by one or more managing underwriters or by one or more underwriters without a syndicate. Unless otherwise set forth in the prospectus supplement, the underwriters will not be obligated to purchase offered securities unless specified conditions are satisfied, and if the underwriters do purchase any offered securities, they will purchase all offered securities.

     In connection with underwritten offerings of the offered securities and in accordance with applicable law and industry practice, underwriters may over-allot or effect transactions that stabilize, maintain or otherwise affect the market price of the offered securities at levels above those that might otherwise prevail in the open market, including by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids, each of which is described below.

     - A stabilizing bid means the placing of any bid, or the effecting of any purchase, for the purpose of pegging, fixing or maintaining the price of a security.

     - A syndicate covering transaction means the placing of any bid on behalf of the underwriting syndicate or the effecting of any purchase to reduce a short position created in connection with the offering.

     - A penalty bid means an arrangement that permits the managing underwriter to reclaim a selling concession from a syndicate member in connection with the offering when offered securities originally sold by the syndicate member are purchased in syndicate covering transactions.

These transactions may be effected on the NYSE, in the over-the-counter market, or otherwise. Underwriters are not required to engage in any of these activities, or to continue such activities if commenced.

     If dealers are utilized in the sale of offered securities, Citigroup will sell such offered securities to the dealers as principals. The dealers may then resell such offered securities to the public at varying prices to be determined by such dealers at the time of resale. The names of the dealers and the terms of the transaction will be set forth in the prospectus supplement relating to that transaction.

     Offered securities may be sold directly by Citigroup to one or more institutional purchasers, or through agents designated by Citigroup from time to time, at a fixed price or prices, which may be changed, or at varying prices determined at the time of sale. Any agent involved in the offer or sale of the offered securities in respect of which this prospectus is delivered will be named, and any commissions payable by Citigroup to such agent will be set forth, in the prospectus supplement relating to that offering. Unless otherwise indicated in such prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

     As one of the means of direct issuance of offered securities, Citigroup may utilize the services of an entity through which it may conduct an electronic "dutch auction" or similar offering of the offered securities among potential purchasers who are eligible to participate in the auction or offering of such offered securities, if so described in the applicable prospectus supplement.

     If so indicated in the applicable prospectus supplement, Citigroup will authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase offered securities from Citigroup at the public offering price set forth in such prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject only to those conditions set forth in the prospectus supplement and the prospectus supplement will set forth the commission payable for solicitation of such contracts.

     The broker-dealer subsidiaries of Citigroup, including Salomon Smith Barney Inc., are members of the NASD and may participate in distributions of the offered securities. Accordingly, offerings of offered securities in which Citigroup's broker-dealer subsidiaries participate will conform with the requirements set forth in Rule 2720 of the Conduct Rules of the NASD.

     This prospectus, together with any applicable prospectus supplement, may also be used by any broker-dealer subsidiary of Citigroup in connection with offers and sales of the offered securities in market-making transactions, including block positioning and block trades, at negotiated prices related to prevailing market prices at the time of sale. Any of Citigroup's broker-dealer subsidiaries may act as principal or agent in such transactions. None of Citigroup's broker-dealer subsidiaries have any obligation to make a market in any of the offered securities and may discontinue any market-making activities at any time without notice, at its sole discretion.

     Underwriters, dealers and agents may be entitled, under agreements with Citigroup, to indemnification by Citigroup relating to material misstatements and omissions. Underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for, Citigroup and affiliates of Citigroup in the ordinary course of business.

     Except for securities issued upon a reopening of a previous series, each series of offered securities will be a new issue of securities and will have no established trading market. Any underwriters to whom offered securities are sold for public offering and sale may make a market in such offered securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The offered securities may or may not be listed on a securities exchange. No assurance can be given that there will be a market for the offered securities.

                              ERISA CONSIDERATIONS

     A fiduciary of a pension, profit-sharing or other employee benefit plan governed by the Employee Retirement Income Security Act of 1974, should consider the fiduciary standards of ERISA in the context of the ERISA plan's particular circumstances before authorizing an investment in the offered securities of Citigroup. Among other factors, the fiduciary should consider whether such an investment is in accordance with the documents governing the ERISA plan and whether the investment is appropriate for the ERISA plan in view of its overall investment policy and diversification of its portfolio.

     Certain provisions of ERISA and the Code prohibit employee benefit plans as defined in Section 3(3) of ERISA, that are subject to Title I of ERISA, plans described in Section 4975(e)(1) of the Code (including, without limitation, retirement accounts and Keogh Plans), and entities whose underlying assets include plan assets by reason of a plan's investment in such entities (including, without limitation, as applicable, insurance company general accounts), from engaging in certain transactions involving "plan assets" with parties that are "parties in interest" under ERISA or "disqualified persons" under the Code with respect to the plan or entity. Governmental and other plans that are not subject to ERISA or to the Code may be subject to similar restrictions under state, federal or local law. Any employee benefit plan or other entity, to which such provisions of ERISA, the Code or similar law apply, proposing to acquire the offered securities should consult with its legal counsel.

     Citigroup has subsidiaries, including insurance company subsidiaries and broker-dealer subsidiaries, that provide services to many employee benefit plans. Citigroup and any such direct or indirect subsidiary of Citigroup may each be considered a "party in interest" and a "disqualified person" to a large number of plans. A purchase of offered securities of Citigroup by any such plan would be likely to result in a prohibited transaction between the plan and Citigroup.

     Accordingly, offered securities may not be purchased, held or disposed of by any plan or any other person investing "plan assets" of any plan that is subject to the prohibited transaction rules of ERISA or Section 4975 of the Code or other similar law, unless one of the following Prohibited Transaction Class Exemptions ("PTCE") issued by the Department of Labor (or similar exemption or exception) applies to such purchase, holding and disposition:

     - PTCE 96-23 for transactions determined by in-house asset managers,

     - PTCE 95-60 for transactions involving insurance company general accounts,

     - PTCE 91-38 for transactions involving bank collective investment funds,

     - PTCE 90-1 for transactions involving insurance company separate accounts, or

     - PTCE 84-14 for transactions determined by independent qualified professional asset managers.

     Any purchaser of the offered securities or any interest therein will be deemed to have represented to Citigroup that either:

     (a) it is not a plan subject to Title I of ERISA or Section 4975 of the Code and is not purchasing such securities or interest therein on behalf of, or with "plan assets" of, any such plan;

     (b) its purchase, holding and disposition of such securities are not and will not be prohibited because they are exempted by one or more of the following prohibited transaction exemptions: PTCE 96-23, 95-60, 91-38, 90-1 or 84-14; or

     (c) it is a governmental plan (as defined in section 3 of ERISA) or other plan that is not subject to the provisions of Title I of ERISA or
         Section 4975 of the Code and its purchase, holding and disposition of such securities are not otherwise prohibited.

     Due to the complexity of these rules and the penalties imposed upon persons involved in prohibited transactions, it is important that any person considering the purchase of the offered securities with plan assets consult with its counsel regarding the consequences under ERISA and the Code, or other similar law, of the acquisition and ownership of offered securities and the availability of exemptive relief under the class exemptions listed above.

                                 LEGAL MATTERS

     John R. Dye, Esq., Associate General Counsel of Citigroup, 399 Park Avenue, New York, New York 10043 and/or Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York, or counsel to be identified in the applicable prospectus supplement, will act as legal counsel to Citigroup. Mr. Dye beneficially owns, or has rights to acquire under Citigroup's employee benefit plans, an aggregate of less than 1% of Citigroup's common stock. Cleary, Gottlieb, Steen & Hamilton, New York, New York, or other counsel identified in the applicable prospectus supplement, will act as legal counsel to the underwriters. Cleary, Gottlieb, Steen & Hamilton has from time to time acted as counsel for Citigroup and its subsidiaries and may do so in the future.

                                    EXPERTS

     The consolidated financial statements of Citigroup Inc. as of December 31, 2001 and 2000, and for each of the years in the three-year period ended December 31, 2001, have been audited by KPMG LLP, independent certified public accountants, as set forth in their report dated January 17, 2002 (except as to notes 1, 3, 4, 15 and 21, which are as of November 20, 2002) on the consolidated financial statements. The consolidated financial statements for the year ended December 31, 2001 are included in Citigroup's Current Report on Form 8-K and are incorporated by reference in this prospectus. The consolidated financial statements included in the November 20, 2002 Current Report on Form 8-K have been conformed to reflect Travelers Property Casualty Corp. as a discontinued operation and also include updated business segment disclosures given changes in the composition of Citigroup's business segments. The report of KPMG LLP included in this Form 8-K also is incorporated by reference in this prospectus. The audit report of KPMG LLP refers to changes, in 2001, in Citigroup's methods of accounting for derivative instruments and hedging activities, accounting for interest income and impairment on purchased and retained beneficial interests in securitized financial assets, and accounting for goodwill and intangible assets resulting from business combinations consummated after June 30, 2001 and, in 1999, in Citigroup's methods of accounting for insurance-related assessments, accounting for insurance and reinsurance contracts that do not transfer insurance risk, and accounting for the costs of start-up activities. The consolidated financial statements of Citigroup referred to above are incorporated by reference in this prospectus in reliance upon such report and upon the authority of that firm as experts in accounting and auditing. To the extent that KPMG LLP audits and reports on consolidated financial statements of Citigroup issued at future dates, and consents to the use of their report thereon, such consolidated financial statements also will be incorporated by reference in the registration statement in reliance upon their report and said authority.

                              PRINCIPAL OFFICE OF
                                 CITIGROUP INC.

                                399 PARK AVENUE
                            NEW YORK, NEW YORK 10043

                                    TRUSTEE

                              THE BANK OF NEW YORK
                               101 BARCLAY STREET
                                 FLOOR 21 WEST
                            NEW YORK, NEW YORK 10286

                    LUXEMBOURG STOCK EXCHANGE LISTING AGENT
                 AND LUXEMBOURG PAYING AGENT AND TRANSFER AGENT

                    DEXIA BANQUE INTERNATIONALE A LUXEMBOURG
                                69, ROUTE D'ESCH
                               L-2953 LUXEMBOURG

                                 LEGAL ADVISERS

                            TO CITIGROUP INC. AS TO
                               UNITED STATES LAW

                               JOHN R. DYE, ESQ.
                           ASSOCIATE GENERAL COUNSEL
                                 CITIGROUP INC.
                                399 PARK AVENUE

                   NEW YORK, NEW YORK 10043
                      SPECIAL UNITED STATES TAX COUNSEL TO
                                 CITIGROUP INC.

                    SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
                               FOUR TIMES SQUARE
                            NEW YORK, NEW YORK 10036

                              TO THE UNDERWRITERS
                            AS TO UNITED STATES LAW

                       CLEARY, GOTTLIEB, STEEN & HAMILTON
                               ONE LIBERTY PLAZA
                            NEW YORK, NEW YORK 10006

                     INDEPENDENT AUDITORS OF CITIGROUP INC.

                                    KPMG LLP
                                345 PARK AVENUE
                            NEW YORK, NEW YORK 10154

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                                 $1,500,000,000

                          FLOATING RATE NOTES DUE 2006

                                [CITIGROUP LOGO]

                            ------------------------

                             PROSPECTUS SUPPLEMENT

                                 MARCH 12, 2003

                            ------------------------

                              SALOMON SMITH BARNEY

BANC ONE CAPITAL MARKETS, INC.
                              BEAR, STEARNS & CO. INC.
                                                     MERRILL LYNCH & CO.

BLAYLOCK & PARTNERS, L.P.                            ORMES CAPITAL MARKETS, INC.
RBC CAPITAL MARKETS                                   SUNTRUST ROBINSON HUMPHREY
UTENDAHL CAPITAL PARTNERS, L.P.                              WACHOVIA SECURITIES

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